                                                         Exhibit 10.66

                                LEASE

                               Between

                       20 WESTPORT HOLDINGS L.L.C.

                              Landlord

                                 And

                         PANAMSAT CORPORATION

                               Tenant

                       Dated________________, 2000

                           20 Westport Road
                              Wilton, CT
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                           TABLE OF CONTENTS

Article 1 Rent                                                                 1
Article 2 Term and Completion and Occupancy of the Premises                    2
Article 3 Adjustment of Rent                                                   4
Article 4 Service and Utilities                                                9
Article 5 Conference Center                                                   12
Article 6 Cafeteria                                                           12
Article 7 Fitness Center                                                      13
Article 8 Parking                                                             14
Article 9 Quiet Enjoyment                                                     15
Article 10 Subordination                                                      15
Article 11 Use                                                                16
Article 12 Alterations and Installations                                      17
Article 13 Repairs                                                            20
Article 14 Requirements of Law                                                20
Article 15 Insurance, Loss, Indemnification, Liability                        21
Article 16 Damage by Fire or Other Cause                                      23
Article 17 Assignment, Mortgaging, Subletting, Etc                            24
Article 18 Eminent Domain                                                     27
Article 19 Access to Demised Premises, Changes                                28
Article 20 Default                                                            29
Article 21 Re-Entry by Landlord, Injunction                                   30
Article 22 Damages                                                            31
Article 23 Rights to Perform the Other Parties Obligations                    32
Article 24 Definitions                                                        32
Article 25 Invalidity of Any Provision                                        33
Article 26 Brokerage                                                          33
Article 27 Certificate of Tenant and Landlord                                 34
Article 28 Legal Proceedings; Waiver of Jury Trial; Prejudgment Remedy        34
Article 29 Surrender of Premises                                              34
Article 30 Rules and Regulations                                              35
Article 31 Consents and Approvals                                             35
Article 32 Notices                                                            35
Article 33 No Waiver                                                          36
Article 34 Captions                                                           36
Article 35 Inability to Perform                                               36
Article 36 No Representation by Landlord                                      37
Article 37 Arbitration                                                        37
Article 38 Miscellaneous                                                      37
Article 39 Intentionally Omitted                                              38
Article 40 Extensions of Term                                                 38
Article 41 New Provider Installation                                          39
Article 42 Right of First Refusal                                             41
Article 43 Signage                                                            41
Article 44 Representations                                                    41
Article 45 Satellite Dish Provisions                                          41
Article 46 Expansion                                                          43
Article 47 Risers and Conduits                                                44
Article 48 Emergency Generator                                                44

Schedules

Schedule A-1  Description of Land
Schedule A-2  Plot Plan
Schedule B     Floor Plan Showing the Demised Premises
Schedule C     Building Plans and Specifications
Schedule C-1  Description of the Core and Shell Work
Schedule D     Workletter
Schedule E     Commencement Date Agreement
Schedule F     Cleaning Specifications
Schedule G     Rules and Regulations


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

                                LEASE

     LEASE made on ___________ 2000, between 20 WESTPORT HOLDINGS L.L.C., having an office c/o Louis Dreyfus Property Group, 23 Richmond Hill Avenue, Stamford, CT 06901 ("Landlord") and PANAMSAT CORPORATION, having an office at One Pickwick Plaza, Greenwich, CT 06830 ("Tenant").

                         W I T N E S S E T H:

     The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, trustees, successors and assigns, hereby covenant as follows:

          A. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises, as said premises may be adjusted from time to time (the "Demised Premises") consisting of approximately 75,248 square feet of Rentable Area on the 3rd floor of the north and south wings of an office building to be constructed in Wilton, Connecticut, more commonly known as "20 Westport Road" (the "Building"), which Building will be located on a portion of the land described on Schedule A-1 attached hereto (the "Land"), and being Parcel 1 as indicated on the plot plan attached hereto as Schedule A-2, together with the right, in common with others, to use all areas of the Project (as hereinafter defined) that are made available from time to time for common use by tenants of the Building. The Building shall consist of two (2) wings connected by a bridge, shall contain a cafeteria, fitness center and conference center and is shown in more detail on the plans and specifications that are referred to on Schedule C attached hereto. The Land, the Building, a parking structure to be located on the Land (the "Parking Structure"), any surface or below grade parking areas and all other improvements now or hereafter constructed on the Land, except improvements which tenants may remove therefrom pursuant to the terms of their respective leases, and certain easement areas and Complex Common Areas as set forth in that certain Restated Declaration of Reciprocal Easements, Covenants and Restrictions dated April 28, 2000 and recorded in Volume 1225 at Page 283 of the Wilton Land Records, as amended by First Amendment to Restated Declaration of Easements, Covenants and Restrictions dated August __, 2000 and recorded in Volume ___, at Page ___ of the Wilton Land Records (the "REA"), are collectively referred to herein as the "Project." The Land, together with Parcel 2, as shown on Schedule A-2, are together referred to herein as the "Complex". Parcel 2 shall not be part of the Project. The Demised Premises are depicted on Schedule B attached hereto. The exact Rentable Area of the Demised Premises shall be measured in accordance with Article 2 hereof.

          B. If the Demised Premises consist of more than one floor of a Building wing and if the Commencement Date occurs as a result of Tenant's occupancy of less than the entire Demised Premises, then Tenant shall only be obligated to pay that portion of the Annual Net Rent and additional rent which is attributable to the amount of space occupied by Tenant. All of the other terms of this Lease shall commence, to the fullest extent possible, on the Commencement Date. Tenant's Annual Net Rent and additional rent obligations shall appropriately increase as Tenant occupies additional space.

                              ARTICLE 1

                                RENT

     1.1 Tenant shall pay to Landlord annual net rent (the "Annual Net Rent") as follows:

          (i) [***] multiplied by the total number of square feet of Rentable Area in the Demised Premises per annum for the period commencing on the Rent Commencement Date and ending on the last day of the sixtieth (60th) full month after the Rent Commencement Date; and

          (ii) [***] multiplied by the total number of square feet of Rentable Area in the Demised Premises per annum for the sixty-first (61st) through one hundred twentieth (120th) full months after the Rent Commencement Date.

     Tenant will pay the Annual Net Rent in lawful money of the United States of America, in equal monthly installments in advance on the first day of each calendar month during the Term, at the offices of Landlord as set forth in the beginning of this Lease or such other place in the United States of America as Landlord designates. If the obligation to pay Annual Net Rent commences on any day other than on the first day of a calendar month, then the Annual Net Rent for the period from the date on which the obligation commences to the first day of the calendar month shall be prorated on a per diem basis.

     The first month's installment of Annual Net Rent shall be paid by Tenant upon the execution of this Lease and shall be credited by Landlord to the payment of the Annual Net Rent that first becomes payable under this Lease.

     1.2 Tenant shall pay the Annual Net Rent and Additional Rent (as defined in the immediately


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succeeding sentence), by good and sufficient check (subject to collection) drawn on a local bank which is a member of the New York Clearing House Association or of a successor to that Association. All sums of any kind other than Annual Net Rent that are payable by Tenant under this Lease are "Additional Rent," and shall be payable within fifteen (15) days following demand by Landlord, unless other payment dates are provided in this Lease; such sums shall be Additional Rent solely for the purpose of providing to Landlord the same remedies as are available to it in the event of default in the payment of Annual Net Rent.

     1.3 If Tenant fails to pay when due any installment of Annual Net Rent or any payment of Additional Rent, then Tenant shall pay interest thereon at the Interest Rate (as defined in Article 24), from the date on which that installment or payment becomes due to the date on which it is paid.

     1.4 If, due to a Law which (a) limits Landlord's right to collect or receive all, or any part of, either or both of the Annual Net Rent and the Additional Rent (together, the "Total Rents") or (b) requires that Landlord refund any of the Total Rents that Landlord already has received (either of which is referred to as a "Rent Restriction"), Landlord does not receive or retain all amounts on account of Total Rents that, but for the Rent Restriction, Landlord would have received or retained, then Tenant shall enter into such agreements and take such other steps as Landlord requests to permit Landlord to collect the maximum amount of the Total Rents that Landlord may be permitted to collect from time to time during the continuance of the Rent Restriction (but not in excess of the amounts provided for under this Lease). Upon the termination of the Rent Restriction, (a) the Total Rents shall be payable in full, and (b) Tenant shall pay to Landlord, to the maximum extent legally permissible, an amount that is equal to the excess of (i) the Total Rents which would have been paid but for the Rent Restriction, over (ii) the Total Rents that were paid during the period that the Rent Restriction was in effect.

     1.5 Annual Net Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without setoff, counterclaim, abatement, suspension, deduction or defense of any kind whatsoever, except as may otherwise be expressly provided in this Lease. Annual Net Rent shall be entirely "net" to Landlord, it being intended that Tenant shall be required to pay, as Additional Rent, all costs and expenses of operating the Demised Premises. Except as may otherwise be expressly provided in this Lease, this Lease shall not terminate, nor shall Tenant be entitled to the abatement or any rent hereunder or any reduction thereof, nor shall, except as otherwise set forth herein, the obligations of Tenant under this Lease be otherwise affected for any reason whatever, it being the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the rent and all other sums payable by Tenant hereunder shall continue to be payable in all events, and the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated, abated or reduced pursuant to an express provision of this Lease.

                              ARTICLE 2

                              TERM AND
                 COMPLETION AND OCCUPANCY OF THE PREMISES

     2.1 Landlord agrees, at its cost, to construct the Building, roadways, Parking Structure and other site amenities and improvements (collectively, "Landlord's Work") substantially as shown on the plans and specifications attached hereto as Schedule C (collectively, the "Building Plans and Specifications"), subject to revisions which arise as a result of field conditions or legal requirements, or the requirements of Landlord's insurers or any governmental authority or department affecting construction having jurisdiction. Landlord shall complete the construction thereof with reasonable diligence, subject to events and delays beyond the control of Landlord, including, without limitation, Force Majeure Delays. That portion of Landlord's Work that is described on Schedule C-1 attached hereto shall be referred to as the "Core and Shell Work".

     2.2 Tenant shall, at Tenant's cost and expense (including application of the Tenant Improvement Allowance specified in the workletter attached hereto as Schedule D (the "Workletter")), perform or cause to be performed the Tenant Improvements (as defined in the Workletter) in order to prepare the Demised Premises for its initial occupancy.

     2.3 The term of this Lease ("Term") shall commence on the date (herein called the "Commencement Date") that so much of Landlord's Work shall be substantially completed as is necessary so that Tenant is able to commence the Tenant Improvements in the Demised Premises in accordance with normal construction practices applicable to circumstances where Landlord and Tenant are performing work concurrently (provided that the Commencement Date shall not be earlier than January 2, 2001 unless Tenant commences the Tenant Improvements prior thereto), including, without limitation:

          (i) the shell of the Building will be constructed and weathertight;

          (ii) there will be appropriate access to the Demised Premises; and


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

          (iii) a hoist or elevator shall be available for Tenant's use in connection with the Tenant Improvements, and sufficient electric power shall be available for the performance of the Tenant Improvements.

Landlord shall give Tenant thirty (30) days prior notice of the date it reasonably believes the Commencement Date will occur. Landlord anticipates that the Commencement Date will be on or about January 2, 2001. The Term shall end on the last day (the "Expiration Date") of the month in which occurs the day preceding the tenth (10th) anniversary of the Rent Commencement Date (as that term is hereinafter defined), unless sooner terminated or extended pursuant hereto. Immediately after the Rent Commencement Date, Landlord and Tenant shall execute and acknowledge an agreement in the form attached hereto as Schedule E setting forth the Commencement Date and the Rent Commencement Date of this Lease, provided that any failure of the parties to execute such written agreement shall not affect the validity of the Commencement Date or the Rent Commencement Date. If Tenant occupies a portion of the Demised Premises prior to the Rent Commencement Date, the rights and obligations of the parties hereunder (including, without limitation, Tenant's obligations to pay rent for such portion of the Demised Premises) shall be deemed to apply to the occupied portion of the Demised Premises until the Rent Commencement Date. Upon request from Tenant within sixty (60) days after the Commencement Date, Landlord will cause its representative to accompany Tenant on a walk through of the Demised Premises to compile a list of punch list items in those portions of Landlord's Work that affect the Demised Premises and that have been completed to date, and Landlord will complete such punch list items within ninety (90) days thereafter, to the extent possible.

     2.4 Tenant's obligation to pay any Annual Net Rent and Additional Rent shall commence on the date (herein called the "Rent Commencement Date") which shall be the earlier to occur of (i) the date on which Tenant first conducts its business in a material portion of the Demised Premises, or (ii) the later of (x) six (6) months after the Commencement Date or (y) the date on which the conditions (a) through (d) below have been satisfied or the date the same would have been satisfied but for Tenant Delays (as defined in Section 2.6 hereof):

          (a) Landlord has completed and installed (i) the main lobby of the wing of the Building in which the Demised Premises are located and other common areas in such wing of the Building and Tenant's elevator lobby or lobbies (collectively, "Lobbies"), (ii) substantially all of the entrances to such wing of the Building, including service entrances, and (iii) those portions of the Core and Shell Work (as defined in Schedule C) that involve electricity, heat and air conditioning, water, plumbing, and the loading dock, to an extent sufficient to obtain a Certificate of Occupancy that permits occupancy of the Demised Premises.

          (b) Tenant and its visitors have adequate and safe access to the Lobbies and to the Demised Premises through the Lobbies to the banks of elevators serving the Demised Premises and enough elevators to provide service sufficient to obtain a Certificate of Occupancy for the Demised Premises are in operation and properly service the Demised Premises, and the Building's life safety system is operating in a normal manner, to the extent such system affects the Demised Premises or Tenant's ability to occupy the Demised Premises;

          (c) Landlord has provided Tenant with the number of parking spaces required to be provided to Tenant pursuant to Article 8, provided that this
Section 2.4(c) shall be deemed satisfied, even if the Parking Structure is not completed or operating, as long as Tenant's parking spaces (which shall include spaces for Tenant's visitors) are provided, temporarily, in the below grade parking area, or elsewhere on the Land. If any of such spaces are located temporarily on the Land, Landlord shall use commercially reasonable efforts to locate such spaces as close as possible to the Building;

          (d) Landlord has substantially completed the Core and Shell Work required to be performed by Landlord for the Demised Premises other than:

               (i) Minor details of construction and decoration and minor mechanical adjustments which do not materially interfere with Tenant's use (the "Punch List"), and

               (ii) Any Core and Shell Work which is not completed due to any Tenant Delays, and

               (iii) All of Landlord's Work in portions of the Project other than the Demised Premises, except to the extent such portions of Landlord's Work are required to satisfy the conditions set forth in subsections (a) through (c) of this Section 2.4, and provided that the completion of such uncompleted portions of Landlord's Work does not unreasonably interfere with the normal and customary conduct of Tenant's business in the Demised Premises or the performance of the Tenant Improvements and provided further that any work remaining with respect to Landlord's Work or other tenant improvement work on floors immediately adjacent to the Demised Premises shall either: (i) not unreasonably interfere with the normal and customary conduct of Tenant's business or (ii) shall be completed outside of normal business hours so as not to interfere with the normal and customary conduct of Tenant's business;

     For purposes of this Lease, "Certificate of Occupancy" means a temporary or final certificate pursuant to which the Town of Wilton authorizes the occupancy of the Building or the Demised Premises (as the case may be). Landlord shall complete all Punch List matters, and all incomplete portions of the Cafeteria and Fitness Center, in a commercially reasonable manner and timeframe.

     2.5 The taking of occupancy of the whole or any part of the Demised Premises for the commencement of the Tenant Improvements by Tenant shall be conclusive evidence, as against Tenant, that Tenant accepts possession of the same and that the Demised Premises so occupied were in good and satisfactory condition (subject to latent defects and to completion of all unfinished work) at the time such occupancy was so taken and that the Demised Premises or such portion thereof were substantially as shown on Schedule B. The Commencement Date shall occur no later than the taking of such occupancy.

     2.6 If the Rent Commencement Date is delayed as the result of (i) work to be done by or on behalf of Tenant which under good construction scheduling practices should be completed before some portion of Landlord's Work is done, and such work by or on behalf of Tenant is not completed on schedule and it actually delays the completion of the Landlord's Work, or (ii) any other act or omission of Tenant, its agents, employees or contractors that actually delays the completion of Landlord's Work, then the Rent Commencement Date shall occur on the date that the Rent Commencement Date would have occurred but for the acts, omissions or circumstances described in (i) or (ii) above (each such act, omission or circumstance, a "Tenant Delay"). In determining when the Rent Commencement Date would have occurred, it shall be assumed that the Rent Commencement Date is delayed one day for each day of delay in completing Landlord's Work that is caused by the Tenant Delay. Landlord shall endeavor to provide Tenant with written notice of any Tenant Delay within a reasonable time after the Tenant Delay occurs. The above provisions shall be in addition to, and not in limitation of, any other rights that Landlord may have under this Lease or at law.

     2.7 Delays described in this Article 2 may be cumulative. In the event of any delay which would not have occurred but for a prior delay, the subsequent delay shall be added to the prior delay on a day to day basis and the appropriate consequences as determined in accordance with Section 2.6 shall apply. If Landlord and Tenant disagree as to the Rent Commencement Date, then the matter shall be determined by arbitration pursuant to Article 37.

     2.8 Landlord shall, promptly upon receiving notice from Tenant as provided in Article 32 hereof, of any defects (including latent defects) or deficiencies in the Core and Shell Work with respect to any floor of the Demised Premises on its part to be completed, repair or correct the same in such manner as shall not cause unreasonable interference to Tenant in its use of the Demised Premises, provided that Landlord shall have no obligation to repair or correct any non-latent defects or deficiencies that Landlord has not received written notice of within one (1) year after the Rent Commencement Date, or within six (6) months after discovery for any latent defects, or, in either such case, such longer period of time to the extent of any recovery by Landlord under any warranty, or any defects (latent or otherwise) in the Tenant Improvements..

     2.9 Tenant agrees that the Rent Commencement Date may occur prior to the completion of other portions of the Project, including without limitation, the Parking Structure, and landscaping of any improvements, so long as the requirements of Section 2.4 have been satisfied.

     2.10 Landlord shall have the right to utilize the Land for purposes of excavation work and shall have the right to authorize the use of, and grant temporary licenses and easements over, the Land to owners of adjacent property or governmental authorities for excavation purposes.

     2.11 Intentionally Omitted.

     2.12 Notwithstanding anything in this Lease to the contrary, if the Commencement Date has not occurred on or before January 1, 2002, which date shall be extended for force majeure (as described in Article 35 hereof) delays in substantially completing the work described in Section 2.3 hereof, then Tenant, as its sole remedy as a result thereof, shall have the right to terminate this Lease by written notice to Landlord at any time before the Commencement Date occurs.

     2.13 In the event that the Cafeteria, Conference Center and Fitness Center are not substantially completed on or before July 1, 2002 (which date shall be extended for force majeure, as described in Article 35 hereof), then Tenant, as its sole remedy as a result thereof, shall receive a credit, against Annual Net Rent that first becomes due under this Lease, in an amount equal to 3% of Annual Net Rent, pro-rated on a daily basis, for each day thereafter until the Cafeteria, Conference Center and Fitness Center are substantially complete.

                              ARTICLE 3

                          ADJUSTMENT OF RENT

     3.1 For the purposes of this Article 3, the following definitions shall apply:

          (a) The term "Tenant's Share" shall mean 22.46% (75,248 divided by 335,000), which is the percentage calculated by dividing the total Rentable Area of the Demised Premises by the total Rentable Area of the Building (both as determined in accordance with Section 2.11 hereof). Landlord represents that all other leases for space in the Building that have been signed as of the date hereof have used 335,000 as the Rentable Area of the Building for purposes of determining Tenant's Share. .

          (b) The term "Taxes" shall mean the amount of (i) all real estate taxes, assessments, sewer and water rents, governmental levies, municipal taxes, county taxes and any other governmental charge, general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind or nature whatsoever, which is or may be assessed, levied or imposed upon all or any part of the Project and the sidewalks, or streets in front of or adjacent thereto, including any payment in lieu of taxes or any tax, excise or fee measured by or payable with respect to any rent, any of which is levied against or payable by Landlord with respect to the Project or any combination thereof, under the laws of the United States, the State of Connecticut, or any political subdivision thereof, and (ii) all expenses incurred by Landlord in contesting any of the foregoing set forth in clause (i) of this sentence or the assessed valuation of all or any part of the Project. If, due to a change in the method of taxation or in the taxing authority, a new or additional real estate tax, or a franchise, income, transit, profit or other tax or governmental imposition, however designated, is levied against or payable by Landlord with respect to the Project or any combination thereof, in addition to, or in substitution in whole or in part for any tax which would constitute "Taxes," or in lieu of additional Taxes, that tax or imposition shall be included within the term "Taxes." Taxes shall not include income, estate, inheritance, successor, death, franchise, partnership, corporate or capital stock taxes of Landlord.

          (c) The term "Tax Year" shall mean (i) each period of twelve months, commencing on the first day of July of each such period within which occurs any part of the Term, or (ii) such other period of twelve months which occurs during the Term as is adopted as the fiscal year for real estate tax purposes of the Town of Wilton, Connecticut.

          (d) The term "Expenses" shall mean the total of all of the costs and expenses (and taxes thereon, if any) paid or incurred by Landlord with respect to the operation and maintenance of the Project and the services provided to the tenants of the Building computed on an accrual basis including the costs and expenses with respect to the following: electricity, steam, gas and any other fuel or utilities; water rates and sewer rents; air conditioning, ventilation and heating; elevators and escalators; lobby, sidewalk, curb, parking area and other public area maintenance and cleaning; interior and exterior landscaping and decoration; cleaning and painting of common areas; window cleaning; building standard cleaning service supplied to tenants by Landlord; the purchase price and rental, as applicable, of all supplies, tools, materials, machinery and equipment used in the operation or maintenance of the Project; fire, extended coverage, boiler and machinery, sprinkler apparatus, public liability and property damage, loss of rental, fidelity and plate glass insurance or any other insurance required by the holder of any mortgage or ground lease covering the Project or customarily carried with respect to buildings and projects similar to the Building and the Project; wages, salaries, bonuses, disability benefits, hospitalization, medical, surgical, union and general welfare benefits (including group life insurance), any pension, retirement or life insurance plan and other benefits or similar expenses respecting employees of Landlord up to and including the grade of building manager; uniforms and working clothes for such employees and cleaning and replacement thereof, expenses imposed on Landlord pursuant to Law or to any collective bargaining agreement with respect to such employees; worker's compensation insurance, payroll, social security, unemployment and other similar taxes with respect to such employees; salaries of bookkeepers and accountants, automated data processing costs; professional and consulting fees, including legal and accounting fees; charges for independent contractors performing work or providing services; association fees or dues; telephone and stationary, guards, watchmen, and other security personnel, services, systems and supplies; attendants, clerks, messengers, and other receiving room personnel, services, systems and supplies; directory; repairs, replacements and improvements which are necessary or appropriate for the continued operation of the Building as a first-class office building and Project (even if the same are classified as capital expenditures under generally accepted accounting principles) including repairs, replacements and improvements to the electrical, mechanical, plumbing and HVAC systems; management fees for the management of the Project, of if no managing agent is employed by Landlord, a sum in lieu of management fees which is not in excess of the then prevailing rates for management fees in the lower Fairfield County Area for first-class office buildings similar to the Building; all Conference Center Construction Expenses and Conference Center Operating Expenses (both as defined in Article 5 hereof); all Cafeteria Construction Expenses and Cafeteria Operating Expenses (both as defined in Article 6 hereof); all Fitness Center Construction Expenses and Fitness Center Operating Expenses (both as defined in Article 7 hereof); costs and expenses that relate to portions of the Complex other than the Land, as allocated to the Project in accordance with reasonable formulae established by Landlord; and any costs and expenses required to be paid by Landlord pursuant to the terms of the REA.

     If Landlord makes any capital improvements or replacements which are required by any Law enacted after the Rent Commencement Date or under generally applied real estate practice in the operation of first-class office buildings in the lower Fairfield County Area (excluding improvements made for tenants within their leased space) or that Landlord makes which are intended to result in savings or reductions in expenses or to benefit or increase the safety and security of Building tenants and invitees, then the costs for those capital improvements shall be treated as an expense in one year or charged as an expense over several years, and shall be included in Expenses for the Operating Year (as defined in Section 3.1(e)) in which the costs are incurred and subsequent Operating Years, on a straight-line basis, to the extent that those capital expenditures are amortized over their useful life or such other period as Landlord reasonably determines in compliance with generally accepted accounting principles, with interest on the unamortized costs at the Interest Rate.

     If Landlord leases any item of capital equipment which, if it were purchased would be amortized and included in Expenses, then the rentals and other costs paid pursuant to the leasing shall be included in Expenses for the Operating Years in which they are incurred.

     The following costs and expenses shall not be included in Expenses or, in the case of (iv), shall be deducted from Expenses:

               (i) if electricity furnished to the Demised Premises is measured by meters and paid by Tenant directly to the utility supplier then the cost of electricity to other leasable portions of the Building shall be excluded from Expenses;

               (ii) leasing commissions;

               (iii) salaries for Landlord's executives above the grade of building manager;

               (iv) amounts received by Landlord on account of proceeds of insurance to the extent the proceeds are reimbursement for expenses which were previously included in Expenses and amounts received by Landlord as a result of rebates, discounts or refunds;

               (v) the cost of repairs and replacements incurred by reason of fire or other casualty or condemnation to the extent to which Landlord receives compensation through proceeds of insurance or a condemnation award;

               (vi) payments of principal and interest on any mortgages upon either or both of the Land and the Building;

               (vii) payments of ground rent pursuant to any ground lease covering either or both of the Land and the Building;

               (viii) Taxes;

               (ix) costs of performing Building standard work for any individual tenant or of performing work or furnishing services to or for individual tenants at such tenant's expense;

               (x) advertising and promotional expenditures relating to leasing and marketing of the Building;

               (xi) depreciation of the Building;

               (xii) financing or refinancing costs;

               (xiii) salaries and other compensation for officers and executives of Landlord;

               (xiv) legal or other fees, leasing commissions, advertising expenses, promotional expenses and other costs incurred in leasing or attempting to lease any portion of the Building;

               (xv) any insurance premium to the extent that Landlord is specifically entitled to be reimbursed therefor by Tenant pursuant to this Lease (other than pursuant to this Section) or by any other tenant or other occupant of the Building pursuant to its lease (other than pursuant to an operating expenses escalation clause contained herein);

               (xvi) the cost of any items to the extent reimbursed to Landlord by the insurance Landlord is obligated to maintain;

               (xvii) the cost of any alterations, additions, changes, replacements, improvements and repairs and other items which are made in order to prepare space for occupancy by a new tenant;

               (xviii) (A) ground rents and mortgage debt service, (B) reserves for anticipated future expenses, bad debt loss or rent loss, (C) interest and penalties incurred as a result of Landlord's delinquent payment of any obligation of Landlord, (D) costs associated with the operation of the business of the entity which constitutes Landlord, which costs are not directly related to the operation, management, maintenance and repair of the Building,
(E) costs of selling, financing, mortgaging or transferring any of Landlord's interest in the Building, and costs of any disputes between Landlord and its employees, and (F) costs, fines or penalties imposed as a result of Landlord's failure to comply with Laws;

               (xix) (A) the salary, wages, fringe benefits and expenses (collectively, "Employment Compensation") of persons engaged in the maintenance or management of the Building above the grade of project manager or project director whose principal place of employment is not located at the Building in excess of $5,000 per operating year, and the portion of the Employment Compensation of persons engaged in the maintenance or management of the Building whose principal place of employment is located at the Building but who also provide services for other properties under common control or management, based on the portion that the number of hours such persons provide services to all subject properties, and (B) the excess of the costs of services performed by Landlord, its subsidiaries and affiliates to the Building over competitive costs for such services rendered by non-affiliated persons or entities of similar skill and experience;

               (xx) (A) Except for Conference Center Construction Expenses, Cafeteria Construction Expenses and Fitness Center Construction Expenses, costs of the original construction (as distinguished from operation and maintenance) of the Building or any expansion thereof, and (B) costs of correcting defects in the design or construction of the Building and the costs of repairing damage caused as a result of such defects, in each case to the extent of Landlord's recovery under any warranty applicable thereto;

               (xxi) (A) costs resulting from the gross negligence of Landlord, or its agents, contractors, employees or of any tenants of the Building, (B) costs of services or other benefits supplied to other tenants in the Building but not provided to Tenant, (C) costs resulting from violations by Landlord or other tenants of any lease, including this Lease; (D) Landlord's charitable or political contributions; (E) compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord other than the Conference Center, Cafeteria and Fitness Center; and (F) costs to acquire sculptures, paintings and other objects of art located within or outside the Building that are more expensive than art work customarily found in similar first class buildings in lower Fairfield County, provided that no costs to maintain and clean art work shall be excluded; and

               (xxii) the cost of any services provided by Landlord or Landlord's affiliates to the extent that such costs are in excess of what they would have been if provided by an unrelated third party.

     If during all or part of any Operating Year, Landlord does not furnish any item of work or service (which if it were furnished would be included in calculating Expenses) to portions of the Project, because construction of the Building or the Project is not completed, or such portions are not occupied or leased, or because such item of work or service is not required or desired by the tenant of such portion, or such tenant is itself obtaining and providing such item of work or service, or for other reasons, then, for the purpose of computing Tenants Expense Payment (as defined in Section 3.2) and notwithstanding that Landlord did not incur the cost, the amount of the cost for such item for such period which would reasonably have been incurred during such period by Landlord if it had furnished such item shall be included in Expenses.

          (e) The term "Operating Year" shall mean the calendar year in which the Rent Commencement Date occurs and each subsequent calendar year within which any portion of the Term falls.

          (f) The term "Additional Rent Statement" shall mean a statement furnished by Landlord to Tenant setting forth the amount payable by Tenant in respect of Taxes for a specified Tax Year or in respect of Expenses for an Operating Year (as the case may be) pursuant to this Article 3.

     3.2 Tenant shall pay to Landlord on account of each Operating Year an amount equal to Tenant's Share of the Expenses for such Operating Year ("Tenant's Expense Payment").

     3.3 (a) Landlord shall furnish to Tenant for each Operating Year an Additional Rent Statement (subject to revision as provided in this Section 3.3) setting forth Landlord's estimate of Tenant's Expense Payment for such Operating Year (the "Estimated Expense Statement"). Tenant shall pay to Landlord on the first day of each month during such Operating Year an amount equal to one-twelfth of Tenant's Expense Payment that, is shown on the Estimated Expense Statement for such Operating Year. Notwithstanding the foregoing, if the Rent Commencement Date is other than the first day of an Operating Year and/or the date of the Expiration or other termination of this Lease for reasons other than Tenant's default (both, a "Term Completion") is a day other than the last day of an Operating Year, then Tenant's Expense Payment (as shown on the Estimated Expense Statement) shall be proportionately pro-rated for such Operating Year(s) based on the number of days during such Operating Year(s) which fall within the Term of this Lease. If Landlord furnishes the Estimated Expense

Statement for an Operating Year after the commencement of the Operating Year, then until the first day of the month following the month in which the Estimated Expense Statement is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 3.3 for the last month of the preceding Operating Year.

          (b) Landlord may at any time and from time to time (but not more than three times in any Operating Year) furnish to Tenant an Estimated Expense Statement setting forth Landlord's revised estimate of Tenant's Expense Payment for a particular Operating Year. After the end of each Operating Year, Landlord shall submit to Tenant an annual Additional Rent Statement setting forth the Expenses in reasonable detail for the preceding Operating Year and the balance of Tenant's Expense Payment, if any, due to Landlord from Tenant for such Operating Year. Landlord shall endeavor to provide such Additional Rent Statements within one hundred twenty (120) days after the end of each Operating Year. Within 15 days following Tenant's receipt of a revised Estimated Expense Statement for an Operating Year or of the annual Additional Rent Statement for the preceding Operating Year, Tenant shall pay to Landlord an amount equal to the amount of any underpayment of Tenant's Expense Payment with respect to such Operating Year and, in the event of an overpayment, Landlord shall credit the amount of Tenant's overpayment against subsequent charges due under this Article 3.

     3.4 Tenant shall pay to Landlord on account of any Tax Year all or any portion which occurs during the Term of this Lease an amount equal to Tenant's Share of the Taxes for such Tax Year ("Tenant's Tax Payment").

     3.5 (a) Landlord shall furnish to Tenant for each Tax Year an Additional Rent Statement that sets forth the amount of Taxes for that Tax Year. Tenant's Tax Payment for each Tax Year shall be due and payable in two semi-annual installments in advance, on the first day of each June and December, in amounts based upon the Additional Rent Statement furnished with respect to that Tax Year. If the Additional Rent Statement is furnished to Tenant after the commencement of the Tax Year in respect of which that Additional Rent Statement is furnished, Tenant shall, within 15 days after receipt of that Additional Rent Statement, pay to Landlord an amount that is equal to the amount of Tenant's Tax Payment with respect to that Tax Year which would have been paid during that Tax Year before the end of the 15-day period if the Additional Rent Statement for that Tax Year had been furnished by the Landlord to Tenant before the commencement of that Tax Year. Landlord, at its option, may require Tenant to make payments on account of Tenant's Tax Payment on a monthly basis, in which event the procedures set forth in Section 3.3 hereof shall apply thereto, or on such quarterly or other basis as Landlord shall require from time to time.

          (b) At any time during or after a Tax Year in respect of which Landlord has furnished an Additional Rent Statement, Landlord may furnish to Tenant one or more corrected Additional Rent Statements if the Taxes actually due were incorrectly reflected in the original or any prior Additional Rent Statement. If Landlord does furnish such a corrected Additional Rent Statement, then if the amount of the payments that were made by Tenant on account of Tenant's Tax Payment for that Tax Year is (i) less than the amount of the payments that the Tenant should have made based upon the corrected Additional Rent Statement, then within 15 days after receipt by Tenant of the corrected Additional Rent Statement Tenant will pay to Landlord the amount of the underpayment; or (ii) more than the amount of payments that Tenant should have made based upon the corrected Additional Rent Statement, then Landlord shall credit the overpayment against subsequent charges due under this Article 3.

     3.6 (a) The benefit of any discount for early payment or prepayment of Taxes shall accrue solely to Landlord's benefit and such discount shall not be subtracted from Taxes.

          (b) If the real estate fiscal year of the Town of Wilton is changed during the Term, then, (i) the term "Tax Year" shall be deemed to mean that real estate tax year as so changed, and (ii) Tenant's Tax Payments shall be computed and paid separately in respect of the Tax Year before the change and the Tax Year after the change on the basis of the number of days in each.

          (c) If Landlord receives a refund of Taxes in respect of any Tax
Year, then Landlord shall credit an amount that is equal to Tenant's Share of the amount of the refund that applies to any portion of the Term, less costs and expenses incurred by Landlord for the purpose of receiving such refund, against subsequent charges due under this Article 3.

     3.7 On or prior to its due date, Tenant shall directly pay to the appropriate taxing authorities the amount of all occupancy taxes and rent taxes now or in the future in effect that are levied on or measured by Annual Net Rent or Additional Rent. If, in the future, such taxes are included within the term Taxes, then Tenant shall not be obligated to make payments to the taxing authorities as described in this Section 3.7.

     3.8 If the Rent Commencement Date is other than the first day of a Tax
Year or the Term Completion is a day other than the last day of a Tax Year, then Taxes shall be proportionately reduced for such Tax Year(s) by multiplying

Taxes by (i) a fraction, the numerator of which is the number of days beginning with the Rent Commencement Date in such Tax Year, and the denominator of which is 365 and/or (ii) a fraction, the numerator of which is the number of days prior to and including the date of Term Completion in such Tax Year and the denominator of which is 365.

     3.9 If, prior to the Expiration Date, Landlord is unable to give Tenant appropriate credits for the entire refund and return of overpayment sums to which Tenant is entitled pursuant to Section 3.3(b), 3.5(b) and 3.6(c), then Landlord shall refund the balance to Tenant within thirty days following the Expiration Date.

     3.10 Except as otherwise specifically provided, in no event shall the Annual Net Rent be reduced by operation of this Article 3. The rights and obligations of Landlord and Tenant under the provisions of this Article 3 with respect to any Additional Rent Statement shall survive the Term Completion and shall apply to any Additional Rent Statement furnished to Tenant after the Term Completion.

     3.11 Landlord's failure to render an Additional Rent Statement with respect to any Tax Year or Operating Year shall not prejudice Landlord's right to thereafter render an Additional Rent Statement and receive payments with respect thereto or with respect to any subsequent Tax Year or Operating Year.

     3.12 Each Additional Rent Statement shall be conclusive and binding upon Tenant unless within 60 days after receipt of that Additional Rent Statement Tenant notifies Landlord that Tenant disputes the correctness of such Additional Rent Statement, specifying the particular respects in which the Additional Rent Statement is claimed to be incorrect. Upon Tenant's giving of such notice to Landlord, Tenant, at its expense, may examine Landlord's books and records relating to the operation of the Project to determine the accuracy of the Additional Rent Statement. If Tenant's auditor determines that Landlord's Additional Rent Statement has overcharged Tenant for Expenses (and such determination is not successfully challenged by Landlord) by more than five (5%) percent, Landlord shall reimburse Tenant for the reasonable out-of-pocket expenses of such audit. Any dispute relating to any Additional Rent Statement that is not resolved within 90 days after the rendering of such Additional Rent Statement may be submitted to arbitration by either party pursuant to Article 37 pending the determination of the dispute, Tenant shall pay Additional Rent when due in accordance with the Additional Rent Statement that Tenant is disputing, without prejudice to Tenant's right to recover any portion of the Additional Rent that is determined to not be due to Landlord.

                              ARTICLE 4

                         SERVICE AND UTILITIES

     4.1 (a) Risers, feeders and wiring will be installed in the Building by Landlord to furnish electrical service of 6 watts per usable square foot on a connected load basis to the Demised Premises (exclusive of electricity required of the operation of the Building HVAC System) (the "Required Load") as part of Landlord's Work. If Tenant shall require electric power in excess of the Required Load, then Landlord agrees to make same available to Tenant (up to an additional 2 watts per usable square foot), provided, however, if in connection with providing such additional power Landlord will be required to install additional feeders, risers or other electrical equipment, then, at Tenant's expense, Landlord shall provide such additional feeders or risers, in locations reasonably designated by Landlord, to supply Tenant's additional electrical requirements, and all other equipment proper and necessary in connection with such feeders or risers shall be installed by Landlord upon Tenant's request at the sole cost and expense of Tenant, which costs (which shall be the actual, reasonable costs incurred by Landlord) shall include a supervisory fee to Landlord in the amount of ten percent (10%) of the cost of the work.

          (b) Landlord shall supply, subject to its ability to obtain the same from the public utility furnishing electricity to the Building, electrical power to the Building including the Demised Premises (through equipment and facilities installed by Tenant as part of the Tenant Improvements) and the common areas. The obligations of the Landlord hereunder shall be subject to any rules and regulations of the authority providing electricity to Landlord. Tenant shall, at Tenant's sole cost and expense, and in accordance with Schedule D hereof, install as part of the Tenant Improvements, submeters in the Demised Premises to measure Tenant's electrical consumption for light and power and air conditioning therein and Landlord shall furnish electricity to the Demised Premises on a submetered basis. The cost of Tenant's electrical consumption in the Demised Premises shall be paid by Tenant to Landlord, as Additional Rent hereunder and shall be charged to Tenant by applying the then current electricity supplier's rate as charged to Landlord ("Landlord's Rate") to the consumption determined by the submeter readings and adding thereto an amount equal to two (2%) percent of the amount which is the result of such application, for Landlord's administrative costs in supplying electric to the Demised Premises on a submetered basis. Landlord's Rate shall include no profit to Landlord. Bills for such amounts shall be rendered to Tenant from time to time and shall be payable by Tenant within twenty (20) Business Days after the date so rendered. For the purpose of this Section 4.1(b) the rate to be paid by Tenant shall include any taxes, energy charges, demand charges, fuel adjustment charges, rate adjustment charges, or other charges imposed in connection therewith. If any tax shall be imposed upon Landlord's receipts from the sale or resale of electrical energy to Tenant by any federal, state, city or local authority, the pro rata share of such tax allocable to the electrical energy service received by Tenant shall be passed on to, included in the bill of and paid by Tenant.

          (c) Landlord's reasonable charges to be established by Landlord from time to time for use of heat during non-Business Hours shall be paid by the tenant(s) requesting the additional heat in accordance with Section 4.2(b) below. Tenant shall pay its proportionate share of Landlord's charges as Additional Rent within fifteen (15) days of receiving Landlord's bill.

          (d) During the performance of Landlord's Work, Landlord shall pay as the same become due all charges for the consumption of all electricity used in connection therewith. Notwithstanding the foregoing, Tenant shall pay directly to Landlord an amount equal to $0.10 multiplied by the Rentable Area of the Demised Premises for the consumption of electricity used in the Demised Premises during the concurrent performance of the Tenant Improvements and Landlord's Work. In the event that the period of concurrent performance of the Tenant Improvements and Landlord's Work is longer than six (6) months, then such $0.10 amount shall be proportionately increased to reflect the period of concurrent performance in excess of six (6) months.

          (e) Tenant will not (i) use electrical energy that, in Landlord's sole judgment, exceeds the capacity of the then existing risers, feeders and other electrical equipment of the Building, or (ii) make or perform or permit the making or performing of any alterations to wiring, installations or other electrical facilities in or serving the Demised Premises without the consent of the Landlord in each instance. Any additional risers, feeders, or other equipment proper or necessary to supply Tenant's electrical requirements, upon written request of Tenant, will be installed by Landlord, at Tenant's cost, if, in Landlord's sole judgment, those risers, feeders or other equipment are necessary to supply those requirements and will not cause permanent damage or injury to the Building or the Demised Premises, or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants or occupants.

          (f) Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant sustains or incurs if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant's requirements.

          (g) Landlord reserves the right to discontinue furnishing electricity to Tenant in the Demised Premises on not less than ninety (90) days' notice to Tenant. If Landlord exercises such right to discontinue, or is compelled to discontinue furnishing electricity to Tenant, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to Tenant. If Landlord so discontinues furnishing electricity to Tenant, Tenant shall arrange to obtain electricity directly from the public utility or other company servicing the Building. Such electricity may be furnished to Tenant by means of the then existing electrical facilities serving the Demised Premises to the extent that the same are available, suitable and safe for such purposes. All meters and all additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electricity, of substantially the same quantity, quality and character, shall be installed by Landlord, at Tenant's sole cost and expense, provided that such costs are competitive in the market and provided further that such costs shall be at Landlord's expense if Landlord voluntarily discontinues furnishing electricity. Landlord shall not voluntarily discontinue furnishing electricity to Tenant unless it likewise discontinues furnishing electricity to all tenants of office space on the same floor of the Building, or until Tenant is able to receive electricity directly from the public utility or other company servicing the Building.

     4.2 Landlord shall provide to the Demised Premises:

          (a) Necessary elevator facilities during Business Hours and at least one passenger elevator subject to call at all other times, consistent with other similar first class suburban office buildings in Fairfield County.

          (b) Heat and air-conditioning through the Building systems. The HVAC System shall be designed to maintain (a) 75 (+1(0)) degrees Fahrenheit dry bulb when outdoor conditions are 91 degrees Fahrenheit dry bulb and 76 degrees Fahrenheit wet bulb and (b) 70 degrees Fahrenheit dry bulb when outdoor conditions are 0 degrees Fahrenheit dry bulb. Total air distribution shall be designed to provide not less than 0.9 CFM per usable square foot and will be controlled by a Building Management System. Building air conditioning supply air systems shall be designed with minimum 75% efficiency air filters. Tenant shall cause all operable windows, if any, in the Demised Premises to be kept closed (except for cleaning purposes), shall keep entirely unobstructed all heat and air-conditioning vents, intakes, outlets and grilles at all times and shall comply with and observe all regulations and requirements prescribed by Landlord for the proper functioning of the HVAC systems. The HVAC for the Building is designed based upon (i) electrical heat dissipation load of four (4) watts per usable square foot, and (ii) occupancy rate of 1 person per 100 usable square feet and shades fully closed to limit exposure to direct solar radiation. Air conditioning for the Demised Premises will be provided by separate package units (4 per floor of the

Building). Tenant shall pay Landlord for all costs of air conditioning used in the Demised Premises, as shown by the meters for each unit, together with 2% of the amount shown on such meter, as provided in Section 4.1(b) above. To the extent any portion of the Demised Premises shares a package unit with other portions of the floor that the Demised Premises are on, then the costs of operating such package units shall be apportioned on a square foot basis, between the portion of the Demised Premises that is served by such unit, and any other leasable space that is served by such unit, except that if the Demised Premises shares a package unit with other portions of the floor that the Demised Premises are on and Tenant requires air conditioning during non-Business Hours, the costs of operating such package unit during non-Business Hours shall be shared by only those tenants that request the air conditioning for that time period (i.e., if only Tenant requests it, then Tenant shall pay 100% of the cost of operating such package unit) even if other tenants actually benefit therefrom, provided that Landlord agrees that the charge for air conditioning for the hours of 7:00 a.m. to 8:00 a.m. or for 6:00 p.m. to 8:00 p.m. shall be 1/3 of the normal non-Business Hours rate. Landlord anticipates that the initial normal charge for operating each air conditioning package unit during non-Business Hours will be $95.00 per hour per unit. Tenant shall pay Landlord's reasonable charges for heat during periods other than Business Hours. Landlord anticipates that the initial charge for heat during periods other than Business Hours will be $25.00 per hour per wing. In the event that Tenant shall require air conditioning or heating during periods other than Business Hours, then Tenant shall give Landlord reasonable advance notice of such requirement. "Reasonable advance notice" for purposes of this paragraph shall mean notification before 4:00 p.m. of the Business Day on which the described services are required and before 4:00 p.m. of the last Business Day preceding the non-Business Day on which the described services are required. Landlord's reasonable charges (which shall reflect Landlord's direct costs plus 2% thereof to compensate Landlord for its administrative costs) to be established by Landlord from time to time for use of heat during non-Business Hours shall be paid by Tenant, as Additional Rent, written receipt of a bill from Landlord.

          (c) Standard cleaning and janitorial services on Business Days in accordance with the cleaning specifications annexed hereto as Schedule F. If Tenant requires cleaning and janitorial services in excess of those standard services, then Tenant shall so notify Landlord. If Landlord elects to provide those services, then Tenant shall pay Landlord's charges therefor upon receipt of Landlord's invoice therefor.

          (d) Hot and cold water for lavatory, drinking and office cleaning purposes. If Tenant requires, uses or consumes water in quantities that are in excess of standard office usage (as reasonably determined by Landlord), then Landlord may install a meter or meters or other means to measure Tenant's water consumption, and Tenant will reimburse Landlord for the cost of installation and maintenance of the meter or meters or the cost of Landlord's other means of measuring the water consumption by Tenant, in each case upon receipt of Landlord's invoice therefor. Tenant shall reimburse Landlord for the cost of all water consumed, as so measured, plus 2% thereof, for Landlord's administrative costs in connection therewith, together with any taxes, sewer rents or other charges which are imposed by any Law based on the quantity of water used by Tenant.

          (e) Subject to the provisions of the REA, Landlord may, but shall not be obligated to, construct as part of Landlord's Work a natural walking trail (hereinafter called the "Walking Trail") at the Complex for use by Tenant in common with the other tenants and occupants of the Complex. If constructed, the Walking Trail may be permitted to thereafter remain in and/or revert to its natural state. Tenant agrees that use of the Walking Trail shall be at the risk of the individual making use thereof and Tenant shall indemnify and hold Landlord harmless from and against claims made by Tenant's employees or invitees of Tenant in connection with their use of the Walking Trail.

     4.3 Landlord may, without any liability whatsoever or abatement of Total Rents, interrupt, curtail, suspend or stop the heating, air-conditioning, elevator, plumbing, electric and other systems or the use of any Building facilities when necessary by reason of accident, strike or emergency or for repairs, alterations, replacements or improvements, or because of inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or because of any similar or dissimilar cause beyond the reasonable control of Landlord. Landlord shall have no liability to Tenant, nor shall Tenant's obligations under this Lease be in any way reduced, in the event of any interruption of services or utilities for whatever reason, except that, notwithstanding anything in this Lease to the contrary, in the event of any interruption in electricity, HVAC or plumbing that materially interferes with Tenant's ability to conduct its business for more than five (5) consecutive business days, then Annual Net Rent shall, as Tenant's sole remedy, thereafter equitably abate, in proportion to the interference with Tenant's business that is caused thereby, until the interruption ceases. Landlord shall, at reasonable times, have free and unrestricted access to any and all mechanical, plumbing and electrical installations of Landlord in the Demised Premises, and Tenant shall not erect or place any partition or other obstruction which unreasonably interfere with Landlord's free access to those installations or with the moving of Landlord's equipment to and from the enclosures containing those installations. Tenant, its agents, employees and contractors shall not enter said enclosures or adjust, touch or in any way tamper with those installations.

     4.4 The Building shall have a card access system for entry at the Building's perimeter at all times during the Term. In addition, Landlord agrees that if any other security is provided by Landlord in the Building, it will be provided equally (or with reasonable equivalents) in both wings of the Building (or, if not provided equally, the north wing shall be provided with better security than the south wing).

     4.5 Landlord will not furnish any services, except as provided in this Lease.

                              ARTICLE 5

                           CONFERENCE CENTER

     5.1 Landlord shall as part of Landlord's Work and in accordance with the Building Plans and Specifications, construct a conference center in the Building (hereinafter called the "Conference Center") and install tables, chairs and other appropriate equipment therein for use by Tenant and other tenants at the Building, on a first come, first serve, basis. The charge for use of a conference room shall initially be ($150.00) per day per room, which charge shall be subject to reasonable increases form time to time by Landlord. Any such charges recorded by Landlord shall be referred to as "Usage Fees".

     5.2 Tenant's use of the Conference Center shall be subject to all reasonable rules and regulations as Landlord may from time to time promulgate upon prior notice to Tenant.

     5.3 "Conference Center Construction Expenses" shall mean all expenses incurred by Landlord in connection with the construction of the Conference Center, the cost of acquiring and installing furniture, fixtures and equipment therein, in excess of the cost of the Core and Shell Work with respect thereto, plus an amount equal to $30.00 multiplied by the number of usable square feet in the Conference Center, amortized on a straight line basis over ten (10) years with interest at the Prime Rate. Conference Center Construction Expenses shall be included in Expenses for the Operating year in which the Conference Center is substantially completed and subsequent Operating Years. The amount of Conference Center Construction Expenses that are included in Expenses for any Operating Year shall also include the amount of lease payments made by Landlord during that Operating Year for leased furniture, fixtures or equipment used in the Conference Center. Conference Center Expenses shall be recalculated, from time to time, when the Conference Center is renovated and/or any of the furniture, fixtures or equipment therein is replaced, to include the costs of any such renovation or replacement, amortized over ten (10) years from the date of the renovation or replacement with interest at the Prime Rate. The costs and expenses of operating and maintaining the Conference Center, net of any Usage Fees ("Conference Center Operating Expenses"), shall be included in Expenses for the Building.

                              ARTICLE 6

                              CAFETERIA

     6.1 For the purposes of this Article 6, the following definitions shall apply:

          (a) "Break-Even Basis" shall mean the point at which, from time to time, the Cafeteria Operating Expenses, including, without limitation, the Cafeteria Caterer's fee, equals all income derived in connection with the operation and maintenance of the Cafeteria business.

          (b) "Cafeteria Caterer" shall mean any independent contractor which operates the Cafeteria (as hereinafter defined) pursuant to separate contracts with Landlord or any other person or entity or pursuant to a single contract in accordance with terms of this Article 6.

          (c) "Cafeteria Construction Expenses" shall mean all expenses actually incurred by Landlord in connection with the construction of the Cafeteria, including the cost of acquiring and installing furniture, fixtures and equipment therein, in excess of the cost of the Core and Shell Work with respect thereto, plus an amount equal to $30.00 multiplied by the number of usable square feet in the Cafeteria, amortized on a straight line basis over ten
(10) years, with interest at the Prime Rate. Cafeteria Construction Expenses shall be included in Cafeteria Operating Expenses for the Operating Year in which the Cafeteria commences to provide food services to the employees of Tenant and subsequent Operating Years during the Term. The amount of Cafeteria Construction Expenses that are included in Cafeteria Operating Expenses for any Operating Year shall also include the amount of any lease payments made by Landlord during that Operating Year for leased furniture, fixtures or equipment used in the Cafeteria. Cafeteria Construction Expenses shall be recalculated, from time to time, when the Cafeteria is renovated and/or any of the furniture, fixtures or equipment thereon is replaced, to include the costs of any such renovation or replacement, amortized over ten (10) years from the date of the renovation or replacement with interest at the Prime Rate.

          (d) "Cafeteria Operating Expenses" shall mean all expenses in connection with the operation, maintenance and repair of the Cafeteria business, including, without limitation, the cost of all foodstuffs, beverages and other goods to be sold in the Cafeteria; the Cafeteria Caterer's fee; the salaries, wages, fringe benefits and all other compensation and other benefits of all Cafeteria employees; the cost of any dishes, glassware or utensils, amortization of the cost of new refrigeration and other kitchen equipment and accessories; the cost of maintaining or repairing all Cafeteria-related equipment; the costs of cleaning the dining areas and the areas in front of food service counters; heat, electricity, lighting and other utilities and Cafeteria Construction Expenses.

     6.2 Landlord shall provide (or may contract with a Cafeteria Caterer to provide) food services to the employees of Tenant and other occupants of the Building in a cafeteria in the Building (the "Cafeteria"), with menu pricing on not less than a break even basis. Landlord reserves the right, at any time from time to time in its sole and absolute discretion, to change the Cafeteria Caterer.

     6.3 The maximum hours the Cafeteria will be open for Tenant's use on Business Days shall be 7:30 A.M. - 2:00 P.M. Food and beverages shall be available in vending machines in the Cafeteria on a twenty-four (24) hour basis. The level of goods and services which Landlord or the Cafeteria Caterer shall provide during any given Business Day will vary. Upon reasonable advance notice, the Cafeteria Caterer will provide catering services to Tenant within the Demised Premises. Any profits generated by the Cafeteria Caterer from such catering activities shall be included in the calculation of the Break-Even operation of the Cafeteria. The Cafeteria will, as long as it is open, be operated at a standard that is consistent with cafeterias in similar corporate office parks in Fairfield County.

     6.4 Tenant acknowledges and agrees to and for the benefit of Landlord that
(a) the efficiency and the extent of, and the food selection at, the Cafeteria are directly related to the number of users and, accordingly, when Tenant and other tenants or occupants at the Building vacate leased space at the Building, the nature and the extent of the services provided at the Cafeteria may be changed by Landlord, including, without limitation, changes to the food menu and menu pricing; and (b) Landlord shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent, by reason of Landlord's exercise of any rights reserved with respect to the modification of the Cafeteria services provided pursuant hereto or if Landlord elects to cease operating the Cafeteria pursuant to Section 6.5 below.

     6.5 Notwithstanding the foregoing, if the Cafeteria is not operating on a Break-Even Basis, Landlord may cease operating the Cafeteria upon sixty (60) days' notice to Tenant unless Tenant shall elect, in its sole discretion, with or without the cooperation of other tenants in the Building, within said sixty
(60) day period, to subsidize the Cafeteria so that it does operate on a Break Even Basis. If Landlord shall cease operating the Cafeteria, the unamortized portion of the Cafeteria Construction Expenses shall continue to be included in Expenses for the Operating Year in which Landlord ceases to operate the Cafeteria and subsequent Operating Years.

     6.6 Landlord agrees that in no event will the Cafeteria Caterer be obligated to pay rent for the Cafeteria.

                              ARTICLE 7

                            FITNESS CENTER

     7.1 Landlord shall as part of Landlord's Work and in accordance with the Building Plans and Specifications, construct a fitness center of approximately 3,500 to 4,000 square feet in the Building (hereinafter called the "Fitness Center") and install exercise equipment and machines therein for use by employees of Tenant employed at the Building and for use by other tenants and their employees actually employed at the Building. The Fitness Center shall include men's and women's locker rooms with showers, but Landlord shall not be required to provide towels or any other supplies in connection therewith, or to provide any personal or other staff in the Fitness Center. Tenant's employees shall have the right, together with the employees of other occupants of the Building, to use the Fitness Center "free of charge", at their own risk, seven
(7) days per week, twenty-four (24) hours per day (except if the Fitness Center is closed due to repairs or cleaning) and subject to the provision of Section
4.3 hereof.

     7.2 Landlord shall not be subject to any liability or responsibility for injury or damages to persons or property or to any liability for any cause whatsoever in connection with Tenant's use of the Fitness Center and Tenant hereby waives any claims against Landlord which Tenant may have in connection with its use of the Fitness Center unless the same is due to the gross negligence or willful misconduct of Landlord, its agents or employees. Tenant hereby agrees to indemnify and hold Landlord harmless from and against any cost, damage, loss or expense resulting from or arising in connection with the use of the Fitness Center by its officers, employees or invitees unless the same is due to the gross negligence or willful misconduct of Landlord, its agents, or employees. Tenant agrees that Landlord shall have the right to condition use of the Fitness Center by any individual upon such individual's execution and delivery to Landlord or a release of liability of Landlord (in form satisfactory to Landlord) in connection with use of the Fitness Center.

     7.3 Tenant's use of the Fitness Center shall be subject to all reasonable rules and regulations as Landlord may from time to time promulgate upon prior notice to Tenant, including without limitation the requirement that individuals sign and deliver a release of liability as a condition to use of the Fitness Center.

     7.4 "Fitness Center Construction Expenses" shall mean all expenses incurred by Landlord in connection with the construction of the Fitness Center, the cost of acquiring and installing exercise and other equipment therein and the cost of acquiring and installing furniture, fixtures and equipment in the Fitness Center, in excess of the cost of the Core and Shell Work with respect thereto, plus an amount equal to $30.00 multiplied by the number of usable square feet in the Fitness Center, amortized on a straight line basis over ten
(10) years with interest at the Prime Rate. Fitness Center Construction Expenses shall be included in Expenses for the Operating Year in which the Fitness Center is substantially completed and subsequent Operating Years. The amount of Fitness Center Construction Expenses that are included in Expenses for any Operating Year shall also include the amount of any lease payments made by Landlord during that Operating Year for leased furniture, fixtures or equipment used in the Fitness Center. Fitness Center Construction Expenses shall be recalculated, from time to time, when the Fitness Center is renovated and/or any of the furniture, fixtures or equipment therein is replaced, to include the costs of any such renovation or replacement, amortized over ten (10) years form the date of the renovation or replacement with interest at the Prime Rate. The costs and expenses of operating and maintaining the Fitness Center ("Fitness Center Operating Expenses") shall be included in Expenses for the Building.

     7.5 In the event the Fitness Center is underutilized by tenants in the Building, as determined by Landlord in its reasonable discretion, Landlord may, but shall not be required to, permit the employees of the building on Parcel 2 (as shown on Schedule A-2 attached hereto) to use the Fitness Center at a cost to be determined by Landlord in its reasonable discretion (the "Paying Members"). All monies received from the Paying Members by Landlord for use of the Fitness Center shall be credited against Fitness Center Operating Expenses for the Operating Year in which such monies are received.

                              ARTICLE 8

                               PARKING

     8.1 Tenant shall be entitled to use, at no additional cost or charge, up to three (3) parking spaces, for each one thousand (1,000) rentable square feet leased by Tenant in the Building ("Tenant's Parking Allocation"). Tenant's Parking Allocation shall be located in the below grade parking area of the Building and the Parking Structure, with Tenant's Parking Allocation being allocated pro-rata between the below grade parking and the Parking Structure. All of Tenant's parking in the Parking Structure shall be on a non-reserved, "first come, first serve" basis. Tenant's parking in the below grade parking area shall be in an area designated by Landlord and reserved for use by Tenant and its visitors, and, if specified by Landlord, a portion of the parking spaces in such designated area (as determined by Landlord) shall be marked as being for Tenant's visitors, provided that Landlord shall have the right to have visitor parking for all tenants in the Building located in visitor parking areas in the grade level and/or below grade parking areas, in which event Tenant's pro-rata share thereof shall satisfy that portion of Tenant's Building Allocation. If Landlord decides to devote all or a substantial portion of the grade level parking to visitor parking and if such visitor parking is designated by Landlord for specific tenants, then Tenant shall be entitled to Tenant's Share of such designated spaces. Landlord shall not discriminate against Tenant in located Tenant's reserved parking area (for example, Tenant will receive its proportionate share of spaces that are closer and farther from the Building). Tenant may, at its cost, designate up to ten (10) spaces in its reserved area as being reserved for specific individuals. Landlord shall not be obligated to police any designated or reserved parking area or spaces, and Landlord shall have no liability to Tenant, nor shall Tenant's obligation under this Lease be in any way affected, in the event of any unauthorized use thereof. If Landlord provides a designated parking area or areas for Tenant, Tenant shall require its personnel and visitors to park their vehicles only in the spaces designated by Landlord from time to time as available to Tenant. All vehicles parked by Tenant and its employees, agents, contractors and visitors shall conform to such reasonable height, width and other size requirements as shall be established by Landlord from time to time, and Tenant shall defend, indemnify and hold Landlord harmless against by damage or liability incurred by Landlord as a result of any breach of such requirements. Tenant, its personnel and visitors shall not at any time park any trucks or delivery vehicles in any areas other than the specifically designated loading, pick-up and standing areas. Access to and parking in the below grade parking and the Parking Structure shall be on a 24-hour per day, 7 days per week basis, and otherwise subject to any Parking Rules and Regulations promulgated from time to time by Landlord.

     8.2 Landlord shall have no liability on account of any damage or loss to any vehicle or its contents, regardless of cause, except Landlord's willful misconduct or gross negligence, and Tenant hereby agrees to indemnify, hold harmless and defend Landlord from and against any and all causes, claims, suits, damages, and expenses (including reasonable attorneys' fees) arising from the use of the below grade parking or the Parking Structure by Tenant or by anyone claiming by, through or under Tenant's privileges granted hereunder.

     8.3 At any time and from time to time Landlord shall have the following rights:

          (a) to move the location of the parking areas and change the layout of the parking spaces therein, provided that no change in the layout of parking spaces shall result in any discrimination against Tenant and no moving of the location of the parking areas will result in the parking being materially less convenient to Tenant;

          (b) to require Tenant to reserve or otherwise identify Tenant's parking spaces or to require Tenant's employees to identify their vehicles in a manner reasonably determined by Landlord or Landlord's parking operator. Landlord may require that Tenant's employees identify their vehicles with stickers provided by Landlord;

          (c) to tow unidentified or unmarked visitor or employee cars and to tow marked cars of Tenant's employees and/or visitors in the event that Tenant's employees or visitors are using more than Tenant's designated number of parking spaces, provided Landlord shall endeavor to notify Tenant (which notice may be verbal) before towing any cars.

          (d) to license, franchise or otherwise contract with an independent third party parking garage operator for the operation of the below grade parking and/or the Parking Structure, in which case the rights, obligations and duties of Landlord hereunder shall apply to such operator.

     8.4 Tenant shall have the following responsibilities and obligations throughout the Term of this Lease:

          (a) to insure that at all times Tenant's employees and visitors do not use more parking spaces than Tenant's Parking Allocation, so as to avoid use of parking spaces allocated to other tenants and their visitors at the Project, and in connection therewith, if Landlord, in its reasonable opinion, determines that Tenant has not allocated enough of Tenant's Parking Allocation to visitor parking, then Landlord may require Tenant to reallocate Tenant's Parking between its employees and its visitors to increase the portion of Tenant's Parking Allocation that is allocated to visitor parking; and

          (b) to comply in all respects with the reasonable rules and regulations with regard to the parking system established by Landlord or the Parking operator, as the same may be modified from time to time.

                              ARTICLE 9

                            QUIET ENJOYMENT

     9.1 If, and so long as, Tenant keeps and performs each and every obligation to be performed by Tenant under this Lease, then Tenant shall have the right to peaceably and quietly enjoy the Demised Premises, subject, however, to the terms and provisions of this Lease, including Article 10.

                              ARTICLE 10

                             SUBORDINATION

     10.1 Subject to Tenant receiving a Non-Disturbance Agreement (defined below), this Lease is and shall be subject and subordinate to all ground or underlying leases which now or hereafter affect either or both of the Land and the Building, to all mortgages which now or hereafter affect such leases or either or both of the Land and the Building, and to all renewals, modifications, replacements and extensions of any thereof. The provisions of this Section 10.1 shall be self-operative and no further instrument of subordination shall be required. In confirmation of that subordination, Tenant shall promptly execute and deliver at its own cost and expense any instrument, in recordable form if required, that Landlord, the lessor of the ground or underlying lease or the holder of any such mortgage or any of their respective successors in interest request to evidence the subordination. Landlord shall obtain for Tenant, from any current or future ground lessor or mortgagee of the Project, an agreement (a "Non-Disturbance Agreement") that provides, among other things, that if any such party forecloses, takes title by deed in lieu of foreclosure or otherwise exercises its rights under a mortgage, or if a ground lessor terminates or otherwise exercises its rights under such ground lease, as the case may be (or any party acquires landlord's interest in this Lease), then as long as Tenant is not in default hereunder beyond any applicable cure period (a) Tenant shall not be named in any foreclosure action, (b) Tenant's occupancy of the Demised Premises shall not be disturbed by the termination of any ground lease or the foreclosure of any mortgage, (c) the foreclosure of a mortgage, the termination of any ground lease, the institution of any suit, action, summary or other proceeding against the Landlord, or any successor to the Landlord, or any foreclosure brought by any mortgagee to recover possession of the Demised Premises, shall not, by operation of law or otherwise, result in the cancellation or termination of the Lease and (d) the foreclosing mortgagee or holder of the ground lease that is terminated shall succeed to the position of Landlord under this Lease and Tenant shall not be disturbed in its possession of the Demised Premises for any reason other than one which would entitle the Landlord to terminate this Lease under its terms.

     10.2 In the event of a termination of any ground or underlying lease, or if the interest of Landlord under this Lease is transferred by reason of, or is assigned in lieu of, foreclosure or other proceedings for enforcement of any mortgage, or if the holder of any mortgage acquires a lease in substitution for its mortgage, then Tenant will, if requested in writing by the lessor under such ground or underlying lease or such mortgagee or purchaser, assignee or lessee, as the case may be (each of which is referred to as "Purchaser" for purposes of this Section 10.2) (i) attorn to the Purchaser and will perform for the Purchaser's benefit all the provisions of this Lease to be performed by Tenant with the same force and effect as if the Purchaser were the landlord originally named in this Lease, or (ii) if the Purchaser alternatively requests, enter into a new lease with the Purchaser as landlord, for the remaining Term on the same terms and conditions. The foregoing provisions of clause (i) of this Section
10.2 shall enure to the benefit of the Purchaser, shall be self-operative if the Purchaser elects to make such request, and no further instrument shall be required to give effect to those provisions. Upon demand of the Purchaser, Tenant will execute, from time to time, instruments in confirmation of the foregoing provisions of this Section 10.2, satisfactory to the Purchaser, acknowledging such attornment and setting forth the terms and conditions of its tenancy.

     10.3 Anything contained in this Article 10 to the contrary notwithstanding, under no circumstances shall the Purchaser, whether or not it shall have succeeded to the interests of Landlord under this Lease, be:

          (a) liable for any act, omission or default of any prior landlord except for any defaults continuing after such Purchaser shall become Tenant's landlord and then only with respect to the portion of such default occurring after such time; or

          (b) subject to any offsets, claims or defenses which Tenant might have against any prior landlord, except for any abatements expressly provided for in this Lease and provided that if, at the time that a Purchaser succeeds to the interests of Landlord under this Lease, Tenant has outstanding claims relating to the performance of Landlord's Work or the payment of the Tenant Improvement Allowance of which Tenant provides the Purchaser with written notice within thirty (30) days after Tenant receives written notice of the fact that the Purchaser has succeeded to the interests of Landlord under this Lease, and if the Purchaser does not either satisfy such claims or successfully dispute such claims, then Tenant shall have the right to terminate this Lease, by written notice to the Purchaser within thirty (30) days after the later of (i) the date such claim is presented to the Purchaser and the Purchaser has not indicated in writing that it will satisfy the claims, or (ii) the date on which any dispute relating to the claims is resolved in favor of Tenant (unless, within said thirty (30) day period, the Purchaser notifies Tenant, in writing, that it will satisfy the claims); or

          (c) bound by any rent or additional rent which Tenant might have paid to any prior landlord for more than one month in advance or for more than six months in advance where such rent payments are payable at intervals of more than one month; or

          (d) bound by any modification amendment of the Lease which adversely affects the Purchaser, made without the Purchaser's prior approval, but only if the Purchaser held its interest in the Building at the time of such modification or amendment, and Tenant has notice of such Purchaser.

     10.4 If, in connection with the financing of the Land and/or the Building, the holder of any mortgage or any potential mortgagee requests reasonable modifications be made in this Lease as a condition to making the financing or approving this Lease, then Tenant shall not unreasonably withhold, delay or defer making such modifications, if those modifications do not increase the Annual Net Rent and Additional Rent or otherwise materially increase Tenant's obligations under this Lease.

                              ARTICLE 11

                                 USE

     11.1 The Demised Premises shall be used as and for the following, but for no other purposes: general and executive offices.

     11.2 Tenant shall not (a) use or permit the use of the Demised Premises or any part thereof in any way which would violate this Lease or for any unlawful purposes or in any unlawful manner, or (b) suffer or permit the Demised Premises or any part thereof to be used in any manner or anything to be done or anything to be brought into or kept in the Demised Premises which, in the reasonable judgment of Landlord, impairs or tends to impair or interfere with (i) the character, reputation or appearance of the Building as a high quality office building or the Complex as a high quality office park, or (ii) any of the Building services or the proper and economic heating, cleaning, air-conditioning or other servicing of the Building or the Demised Premises, or (iii) the use of any of the other areas of the Building by, or occasion discomfort, inconvenience or annoyance to, any of the other tenants or occupants of the Building.

     11.3 If during the Term any governmental license or permit is required for the proper and lawful use of the Demised Premises for the conduct of Tenant's business, and if the failure to secure the license or permit would in any way affect Landlord, then Tenant, at its expense, shall procure and thereafter maintain such license or permit and supply a copy thereof to Landlord. Tenant, at its expense, shall at all times comply with the terms and conditions of each such license or permit.

     11.4 No portion of the Demised Premises shall be used as, or for, the following: a public stenographer or typist, barber shop, travel agency for the provision of services for persons other than Tenant and Tenant's employees, beauty or manicure shop, telephone or telegraph agency, telephone or secretarial service, messenger service, employment agency, public finance (personal loan) business, restaurant or bar, commercial document reproduction or offset printing service, vending machines, gambling or gaming activities, the possession, storage, manufacture or sale of alcohol, drugs or narcotics, retail, wholesale or discount shop for sale of merchandise, retail service shop, school or classroom, conduct of a public auction, rendition of medical, dental or other diagnostic or therapeutic services, the offices or business of governmental or quasi-governmental bureau, department or agency, foreign or domestic, including an autonomous governmental corporation or trade mission, or for the conduct of any business or occupation which predominantly involves direct patronage of the general public. No portion of the Demised Premises shall be used for any purpose which conflicts with an exclusive use granted by Landlord to another tenant. except to the extent that such use by Tenant is authorized by Section 5.1. Nothing herein shall prevent Tenant from possessing and serving alcoholic beverages at its special functions and parties.

                              ARTICLE 12

                      ALTERATIONS AND INSTALLATIONS

     12.1 Tenant shall make no alteration, installation, addition or improvement in or to the Demised Premises (any one or more of which is referred to as "Alterations"), except upon satisfaction of all of the following conditions:

          (a) Tenant shall submit to Landlord and Landlord shall have approved
(i) comprehensive plans and specifications for the entire Alterations (the "Alteration Plans"), and (ii) a list of architects, engineers, contractors, subcontractors and mechanics (any one or more of which is referred to as the "Contractors") to perform the work in connection with the Alterations (the "Work"), provided that Tenant shall use architects and engineers designated by Landlord for any work involving or affecting the structure of the Building or any Building systems. Landlord shall not unreasonably withhold its consent to Alteration Plans that do not affect the structure of the Building, the Building systems or the exterior of the Building and Landlord's consent shall not be required for purely cosmetic Alterations (such as paint and carpet) that are not visible from outside of the Building or from any of the common areas of the Building. If Landlord shall fail to respond with Landlord's approval or disapproval (with detailed comments thereon explaining the reasons for any disapproval) to Tenant's written request for approval of any Alteration (an "Alteration Request") within fifteen (15) business days after receipt of such Alteration Request (twenty (20) business days if the Alterations would affect the structure of the Building or the Building systems), then such approval shall be deemed granted.

          (b) Tenant shall pay all costs of and related to the Alterations.

          (c) As the work on an Alteration progresses, Tenant shall furnish Landlord with (i) evidence of payment of the first requisition from its Contractor, (ii) with respect to each requisition thereafter, with partial waivers of mechanics' liens from all of the Contractors waiving their respective rights to file mechanics' liens against the Building and the Land to the extent of payments received under the immediately preceding requisition (or, if the foregoing is not permitted by law, evidence of payment through the immediately preceding requisition), and (iii) all required permits from government bodies.

          (d) Tenant shall reimburse Landlord for all reasonable third party costs and expenses that are incurred by Landlord in connection with Landlord's review of the Alteration Plans.

          (e) Notwithstanding anything to the contrary provided in this
Section 12.1, all Contractors used by Tenant for any Alterations shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld.

          (f) The approval by Landlord of the Alteration Plans or the Contractors, shall not constitute any consent or agreement by Landlord that (x) the Alteration Plans and the Alterations will comply with Law or (y) the Contractors so approved are reputable, competent, or will satisfactorily perform their obligations to Tenant.

          (g) All of the Work shall be done in a good and workmanlike manner.

          (h) Notwithstanding that Landlord has approved a Contractor, Tenant shall not employ any Contractor unless the Contractor has agreed in writing that it will employ only such labor as will not result in jurisdictional disputes or strikes or result in disharmony with other workers employed in the Building.

          (i) Tenant shall pay to each of the Contractors, as the Work progresses, the entire cost of supplying the materials and performing the work.

          (j) All Alterations shall be made in compliance with all Laws and with the rules, orders, regulations and requirements of the New York Board of Fire Underwriters and any similar body.

          (k) All of the Work shall be done at such times and in such manner as will not unreasonably interfere with or disturb other tenants or occupants of the Building.

          (l) Landlord and its representatives shall have the right, but shall have no obligation, to inspect the progress of the Work and the completed Alterations at all reasonable times, and Tenant shall permit Landlord to make such inspections; but any such inspection shall not obligate Landlord to notify Tenant of any failure by Tenant to comply with the requirements of this Lease or constitute an approval or waiver by Landlord of any condition or of any failure by Tenant to perform its obligations under this Lease.

          (m) Tenant will pay to Landlord (i) an amount that is equal to ten percent (10%) of the cost of the Alterations costing more than $25,000.00 to compensate Landlord for Landlord's indirect costs, field supervision and coordination in connection with the Work, (ii) all reasonable third party costs incurred by Landlord in connection with Landlord's supervision and coordination of the Work; and (iii) all direct costs incurred by Landlord related to the Work including operation of the freight elevator, supplemental cleaning and refuse removal.

          (n) Before commencing the Alterations, Tenant shall furnish to Landlord certificates evidencing the existence of:

               (i) Worker's compensation insurance covering all persons employed for the Work with statutorily required limits.

               (ii) Comprehensive general liability and property damage insurance (which shall be in addition to insurance required to be provided under Article 15 of this Lease) naming Landlord, its designees and Tenant as insured, as their interests may appear, with coverage in such amounts as Landlord may require (which requirement shall be consistent with business practice in the real estate business in the lower Fairfield County Area).

               (iii) Any other insurance which Landlord reasonably requests.

     Before commencing the Alterations, Tenant shall furnish evidence satisfactory to Landlord that Tenant has notified all Contractors that Landlord will not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that the Contractor may not impose any mechanic's or other lien for any labor or materials on any interest or estate of Landlord in and to the Demised Premises or the Building.

     12.2 Within 30 days after any mechanic's lien is filed against the Demised Premises or the Building for work claimed to have been done or materials claimed to have been furnished to Tenant, Tenant will discharge such lien, at Tenant's expense, by payment or filing of a bond required by law or otherwise. Tenant shall provide satisfactory proof of such discharge to Landlord within that 30-day period; and if Tenant fails to do so then Landlord may, but shall not be obligated to, discharge the mechanic's lien by bond or payment, or otherwise, and the cost of the discharge will be paid by Tenant to Landlord upon receipt of Landlord's invoice therefor.

     12.3 If any notice of violation is placed against the Building and that violation arises out of the Alterations, then the violation shall be cured by Tenant immediately, and if Tenant fails to do so, then Landlord may, but shall not be obligated to, cure the violation by whatever action Landlord deems to be reasonably necessary, including the removal of all or any part of the Alterations, and the cost of the action taken by Landlord shall be paid by Tenant to Landlord upon receipt of Landlord's invoice therefor.

     12.4 All Alterations made and installed by Landlord at Landlord's expense shall be Landlord's property and shall remain upon and be surrendered with the Demised Premises as part thereof at the Expiration Date or upon termination of this Lease due to Tenant's default (both, a "Termination").

     12.5 All Alterations made and installed or paid for by Tenant, which are of a permanent nature and which cannot be removed without damage to the Demised Premises or the Building, shall become and be the property of Landlord and shall remain upon and be surrendered with the Demised Premises at the Termination, except that if Landlord, at the time that it approves any Alterations, notifies Tenant that it must remove any Alterations at the expiration or earlier termination of this Lease, then Tenant shall, at Tenant's own expense, remove the Alterations in accordance with Landlord's request and restore the Demised Premises to its original condition, ordinary wear and tear and casualty excepted. Landlord agrees, however, that to the extent that Landlord does not require Tenant to remove any portion of the Tenant Improvements upon such expiration or sooner termination, it will not require Tenant to remove Alterations thereafter made to the extent such later Alterations are not different in type or scope than that portions of the Tenant Improvements that Landlord did not require Tenant to remove. In connection therewith, Landlord agrees that as part of its approval of Tenant's plans for the Tenant Improvements, it will not require Tenant to remove anything that would be done as part of a standard office build-out. For purposes hereof, a standard office build-out shall consist of the following:

          (a) Drywall interior partitions

          (b) Entrance, exit and interior doors and hardware

          (c) Suspension ceiling

          (d) Fluorescent light fixtures and exit lights

          (e) Carpet and/or vinyl tile

          (f) Electrical wiring and equipment for normal office lighting and receptacles

          (g) Building standard fire alarm wiring and equipment and smoke detectors

          (h) Building standard sprinkler piping and heads

          (i) Distribution of heat, ventilation and air conditioning

          (j) Building standard window treatments.

          (k) Standard flooring (i.e. other than specialty floorings such as raised computer flooring); hardwood flooring shall not be deemed to be specialty flooring.

     12.6 Subject to Landlord's rights, if any, under Article 22 hereof, all trade fixtures, movable office furniture and equipment and any other movable property that has been furnished or paid for by Tenant ("Tenant's Personal Property") shall remain Tenant's property; and Tenant shall remove Tenant's Personal Property before any Termination.

     12.7 If any of the Alterations or Tenant's Personal Property which Tenant has the right or obligation to remove or which Landlord has requested Tenant to remove, as provided in Sections 12.5 and 12.6 ("Removable Property") are not removed within the time periods required by Sections 12.5 and 12.6, then the Removable Property shall be deemed abandoned. Landlord, at its election, may either retain some or all of the Removable Property or remove some or all of the Removable Property and dispose of the Removable Property without accountability to Tenant and Tenant shall pay to Landlord upon receipt of Landlord's invoice therefor, all costs incurred by Landlord in good faith in removing, storing or disposing of the Removable Property and, in the case of Removable Property which cannot be removed without damage to the Demised Premises or the Building, the costs of restoring the Demised Premises or the Building. Tenant's obligations under Sections 12.5 and 12.6 and this Section 12.7 shall survive a Termination. The foregoing provisions of this Section 12.7 shall be without prejudice to any election by Landlord that Tenant's failure to remove Removable Property constitutes a holding over by Tenant pursuant to Section 29.2.

     12.8 Tenant shall keep records, including the Alteration Plans, copies of contracts, invoices, evidences of payment and all other records normally maintained in the real estate business relating to all Alterations and Work and of the cost thereof, and shall provide any and all of those records to Landlord at any time and from time to time at Landlord's request, for any purpose.

     12.9 Tenant shall not place a load upon any floor of the Demised Premises exceeding a live load of 100 pounds per square foot of floor space (80+20).

     12.10 No property of any kind shall be brought upon or kept by Tenant in the Demised Premises other than as an incident to the reasonable use of the Demised Premises for the purposes permitted by this Lease. Tenant shall not move any safe, heavy equipment, freight, bulky matter or bulky fixtures ("Heavy Objects") into or out of the Building or change the location thereof in the Demised Premises without Landlord's consent. If the moving of any Heavy Objects requires special handling with rigging equipment instead of by use of the freight elevator, Tenant will employ only persons holding a Master Riggers license to do the moving, and all work in connection therewith shall comply with applicable Law.

     12.11 Tenant will, within twenty-four (24) hours after notice from Landlord, install proper vibration eliminators on all business machines and mechanical equipment which Tenant is responsible for maintaining in such manner as will prevent any perceptible vibration, provided that if any such machines or equipment is materially interfering with other tenants in the Building, then Tenant shall turn off such machines or equipment immediately after notice from Landlord.

     12.12 Tenant and Tenant's contractors will abide by Landlord's rules and regulations governing Alterations to be performed in the Building, which rules and regulations shall be uniformly applied throughout the Building.

     12.13 Upon completion of any Alterations, Tenant shall furnish Landlord, with three (3) copies each of architectural and mechanical As-Built drawings.

                              ARTICLE 13

                               REPAIRS

     13.1 (a) Tenant shall take good care of the Demised Premises and the fixtures, appurtenances and equipment therein (collectively, "Fixtures") and at its sole cost and expense make all repairs thereto as and when needed to preserve them in good working order and condition. All damage or injury to the Demised Premises and to its Fixtures which is caused by or results from (i) moving Tenant's property in or out of the Building, or (ii) the installation or removal of Tenant's furniture, Fixtures or other property, or (iii) the carelessness, omission, neglect, negligence, or improper conduct of Tenant or its employees, contractors, agents, licensees or invitees, shall be repaired, restored or replaced promptly by Tenant at its expense to the reasonable satisfaction of Landlord. Such repair, restoration and replacement shall be in quality and class equal to the original work or installation. If Tenant fails to make any such repair, restoration or replacement within ten (10) days after notice from Landlord (except in an emergency), then the repair, restoration and replacement may be made by Landlord at the expense of Tenant.

          (b) Neither the exterior walls of the Building nor the windows and the exterior areas created by the Building set backs are part of the Demised Premises and Landlord reserves all rights to those walls, windows and setbacks, including the right to enter and store window washing and other supplies and equipment on the setback areas.

     13.2 Landlord, as part of Expenses, will perform all necessary repairs and maintenance of all structural elements of the Building, all mechanical systems (including all HVAC and plumbing systems) serving the Demised Premises to the extent that the same are outside of the Demised Premises, all walls and floors outside of the Demised Premises, all common areas of the Building and all parking facilities, necessary to maintain the same in first class condition. Landlord will commence repairs within a reasonable period of time after it is notified of the necessity of such repairs and shall diligently prosecute such repairs to completion. Notwithstanding the above, Landlord shall not be obligated to pay, as part of Expenses, and Tenant shall pay to Landlord the entire cost of all maintenance, service and repairs performed by Landlord with respect to the Building systems that are required to repair damage or injury due to the carelessness, omission, neglect, negligence or improper conduct of Tenant, its employees, contractors, agents, licensees or invitees.

     13.3 There shall be no allowance to Tenant for diminution of rental value and no liability on the part of the Landlord by reason of inconvenience, annoyance, interruption or injury to business arising from the making or failing to make by Landlord of any repairs, alterations, additions or improvements in or to any portion of the Building or the Demised Premises or in or to fixtures, appurtenances or equipment thereof.

                              ARTICLE 14

                          REQUIREMENTS OF LAW

     14.1 Tenant, at Tenant's expense, shall comply with all Laws which impose any violations, order or duty upon Landlord or Tenant with respect to the Demised Premises, or the use or occupation thereof.

     14.2 Notwithstanding the provisions of Section 14.1, Tenant, at its expense, in its name (and whenever necessary in Landlord's name) may contest, in any manner permitted by law (including appeals to a Court, or governmental department or authority having jurisdiction in the matter), the validity or the enforcement of any Law with which Tenant is required to comply pursuant to the Lease, and may defer compliance therewith (collectively, the "Contest") if:

          (a) The Contest does not subject Landlord to the payment of any fine or penalty or to criminal prosecution or subject either or both of the Land and Building to lien or sale;

          (b) The Contest does not result in a violation of any mortgage or of any ground or underlying lease;

          (c) Before commencing the Contest, Tenant has delivered to Landlord a surety bond issued by a surety company of recognized responsibility, or other security satisfactory to Landlord, indemnifying and protecting Landlord against any liability, loss or injury by reason of the Contest; and

          (d) Tenant shall promptly and diligently prosecute the Contest and keep Landlord advised at all times as to the status of the Contest.

Landlord, without liability to it and at Tenant's expense (including the payment of Landlord's attorneys, fees), shall cooperate with Tenant and execute any documents or pleadings required for the Contest, if Landlord is reasonably satisfied that the facts set forth in any such documents or pleadings are true and complete and not misleading.

     14.3 Except to the extent of Tenant's obligation to comply with laws under this Article 14 or in connection with Tenant's Alterations, Landlord shall comply with all Laws affecting the Land and Building.

                              ARTICLE 15

                INSURANCE, LOSS, INDEMNIFICATION, LIABILITY

     15.1 Tenant shall not do or permit to be done any act or thing upon the Demised Premises which will invalidate Landlord's insurance policies covering the Building or Fixtures and property therein, or which would increase the rate of fire insurance applicable to the Building to an amount higher than it otherwise would be; and Tenant shall neither do nor permit to be done any act or thing upon the Demised Premises which subjects Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on within the Demised Premises. Tenant, at its expense, shall comply with all rules, orders, regulations and requirements of any regulatory authority, and of the reasonable rules, orders, regulations and requirements of the engineers of any of the Landlord's insurance carriers, relating to the Demised Premises.

     15.2 If, as a result of any act or omission by Tenant, the rate of fire insurance applicable to the Building in computing fire insurance premiums is increased over the rate that otherwise would apply, then in addition to any other remedies which Landlord has for any such act or omission or violation of this Lease, Tenant shall reimburse Landlord for all increases in Landlord's fire insurance premiums that result from the increase in the rate; such reimbursement to be made within fifteen (15) days after receipt of an invoice from Landlord together with evidence of payment. In any action or proceeding in which Landlord and Tenant are parties, a schedule or `makeup' of rates for the Building or Demised Premises issued by the body making fire insurance rates for the Building or Demised Premises shall be presumptive evidence of the facts stated in the schedule or `makeup' and of the several items and charges in the fire insurance rate then applicable to the Building or Demised Premises. Landlord anticipates that use of the Demised Premises for general office uses will not increase Landlord's insurance premiums.

     15.3 Neither Landlord nor its agents, employees or invitees shall be liable for any injury or damage to persons or property resulting from fire, explosion, falling matter, steam, gas, electricity, water, rain or snow or leaks from any part of the Building, or from the pipes, appliances or plumbing works or from the root, street or subsurface or from any other place or from dampness or by any other cause of whatsoever nature, unless the injury or damage is proximately caused by or due to the gross negligence of Landlord, its agents, employees or invitees.

     15.4 Neither Landlord nor its agents, employees or invitees shall be liable for any damages which Tenant sustains, if any window of the Demised Premises is broken or temporarily (or if a window on a lot line, permanently) closed, darkened or bricked up for any reason whatsoever, excluding only Landlord's unreasonable and arbitrary acts; and Tenant shall not be entitled to any compensation or abatement of Total Rents or to any release' from any of Tenant's obligations under this Lease, nor shall the same constitute an eviction.

     15.5 Tenant shall indemnify, defend and hold Landlord, its agents, employees and invitees harmless from and against any and all liability, claims, suits, demands, judgments, costs, damages, fines, interest and expenses (including reasonable attorneys' fees and disbursements) incurred or suffered by Landlord, its agents, employees or invitees by reason of any breach, violation or nonperformance by Tenant, or its agents, employees, licensees, invitees or contractors of any covenant or provision of this Lease, or by reason of any damage to persons or property caused by moving property of or for Tenant in or out of the Building, or by the installation or removal of furniture or other property of or for Tenant or by reason of or arising out of the acts, omissions, negligence or improper conduct of Tenant, or its agents, employees, licensees, invitees or contractors in the preparation, alteration, use or occupancy of the Demised Premises. Subject to the provisions of Section 14.2, Tenant shall have the right, at Tenant's expense, to conduct, with Landlord's participation, the defense of any action or proceeding brought against Landlord, its agents, employees or invitees and in negotiations for settlement thereof if pursuant to this Section 15.5, Tenant would be obligated to reimburse Landlord for costs, damages, fines, interest or expenses incurred or suffered by Landlord, with counsel that is reasonably acceptable to Landlord, provided that Landlord shall have the right to require Tenant to accept any reasonable settlement offer in connection with any such actions or proceeding.

     15.6 Landlord shall indemnify, defend and hold Tenant, its agents, employees and invitees harmless from and against any and all liability, claims, suits, damages, judgments, costs, damages, fines, interest and expenses (including reasonable attorneys' fees and disbursements) incurred or suffered by Tenant, its agents, employees or invitees by reason of any breach, violation or nonperformance by Landlord, or its agents, employees, licensees, invitees or contractors of any covenant or provision of this Lease, or by reason of any damage to persons or property caused by moving property of or for Landlord in or out of the Building, or by the installation or removal of furniture or other property of or for Landlord or by reason of or arising out of the acts, omissions, negligence or improper conduct of Landlord, or its agents, employees, licensees, invitees or contractors in the alteration or use of the common areas of the Building. After receipt of written notice from Tenant of such obligation to indemnify, Landlord shall have the right, at Landlord's expense, to conduct, with Tenant's participation, the defense of any action or proceeding brought against Tenant, its agents, employees or invitees and any negotiations for settlement thereof if pursuant to this Section 15.6, Landlord would be obligated to reimburse Tenant for reasonable costs, damages, fines, interest or expenses incurred or suffered by Tenant, with counsel that is reasonably acceptable to Tenant, provided that Tenant shall have the right to require Landlord to accept any reasonable settlement offer in connection with any such action or proceeding.

     15.7 Tenant shall notify Landlord of all fires and accidents in the Demised Premises promptly after Tenant is aware of such fire or accident.

     15.8 Tenant will look solely to Landlord's estate and interest in the Project, or the lease of the Project, and the Demised Premises, for the satisfaction of any right or remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord, in the event of any liability by Landlord, and no other property or asset of Landlord and no property of any owner, partner, shareholder or principal of Landlord shall be subject to levy, execution, attachment, or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant's use and occupancy of the Demised Premises, or any other liability of Landlord to Tenant.

     15.9 (a) If obtainable at any time during the Term, Landlord will include in its fire insurance policies, clauses pursuant to which the companies that issue the policies either or both (i) waive all rights of subrogation against Tenant with respect to losses payable under those policies, and (ii) agree that those policies shall not be invalidated if the insured party waives in writing before a loss occurs any and all right of recovery against any party for losses covered by those policies. If any additional premium is charged for either or both of the clauses, then Landlord shall notify Tenant of that additional premium and it, within 10 days after receiving that notice, Tenant does not agree to pay that additional premium upon receipt of Landlord's invoice therefor, or if Tenant does so agree, but thereafter fails to pay that additional premium, then Landlord shall be released from the obligation to obtain those clauses.

          (b) Tenant will obtain and maintain during the entire Term, a fire insurance policy or policies covering the full replacement value of Tenant's Personal Property, Tenant's Alterations and of all Fixtures and shall include in each such policy, if obtainable at any time during the Term, clauses pursuant to which the company that issues that policy either or both (i) waives all rights of subrogation against Landlord and any tenants of space in the Building with respect to losses payable under that policy, and (ii) agrees that the policy will not be invalidated if the insured waives in writing before a loss occurs any or all right of recovery against any party for loss covered by that policy. If any additional premium is charged for either or both of the clauses, then Tenant shall notify Landlord of that additional premium and, if within 30 days after receiving that notice, Landlord does not agree to pay that additional premium upon receipt of Tenant's invoice therefor, or if Landlord does so agree, but thereafter fails to pay that additional premium, then Tenant shall be released from the obligation to obtain those clauses.

          (c) Unless Landlord's right of full recovery of the coverage under the policy or policies described in Section 15.9(a) is adversely affected or prejudiced thereby, Landlord waives any and all rights of recovery which it might otherwise have against Tenant, its servants, agents and employees, in respect of loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent that the loss or damage is covered by Landlord's insurance, notwithstanding that the loss or damage results from the negligence or fault of Tenant, its servants, agents or employees. Unless Tenant's right of full recovery of the coverage under the policy or policies described in Section 15.9(b) is adversely affected or prejudiced thereby, Tenant waives any and all rights of recovery which it might otherwise have against Landlord, Landlord's servants, agents and employees, and against every other tenant in the Building which has executed a waiver similar in substance to those described in this
Section 15.9 in respect of loss or damage to Tenant's Personal Property, Tenant's Alterations or to any Fixtures in the Demised Premises, to the extent that the loss or damage is covered by Tenant's insurance, notwithstanding that the loss or damage results from the negligence or fault of Landlord, its servants, agents or employees or of such other tenant and its servants, agents or employees.

          (d) Each of Landlord and Tenant will advise the other promptly (i) if either or both of the clauses to be included in their respective insurance policies pursuant to Sections 15.9(a) and 15.9(b) cannot be obtained, (ii) if any such clause is obtained and thereafter is either canceled or an increased premium is charged for the clause, (iii) if the terms of any policy which would affect any such clause are changed, (iv) if any clause that previously was not obtainable becomes obtainable and/or (v) if any clause that previously was obtainable at an additional premium becomes obtainable at a lower premium.

     15.10 Tenant will provide on or before the Commencement Date and keep in force during the Term for the benefit of Landlord and Tenant a commercial general liability insurance policy, written on an occurrence basis, with limits of not less than Five Million Dollars and 00/100 ($5,000,000.00) combined single limit coverage, protecting Landlord and Tenant against any liability whatsoever occasioned by any occurrence on or about the Demised Premises or any appurtenances thereto, together with worker's compensation insurance to the extent required by law, and in the event a motor vehicle is to be used by Tenant in connection with its business operation from the Demised Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than Five Million Dollars ($5,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles. Such policies are to be written by good and solvent insurance companies reasonably satisfactory to Landlord (rated A or better and Class X or higher by A.M. Best Company, or the equivalent if Tenant's insurer is not rated by A.M. Best Company) and shall be in such limits as Landlord may reasonably require. Such policy shall name Landlord, Landlord's first mortgagee, Landlord's managing agent and such other parties as Landlord shall require in writing from time to time as additional insureds. As of the date of this Lease, Landlord reasonably requires limits of liability thereunder of not less than the amount of Five Million Dollars ($5,000,000) for bodily injury and property damage, combined single limit. Such insurance may be carried under a blanket policy covering the Demised Premises and other locations of Tenant if the required amounts of coverage for the Demised Premises are not affected as a result of a claim involving another location. Before the date on which such insurance first is required to be carried by Tenant and thereafter, at least 15 days before the effective date of renewal of any such policy, Tenant will deliver to Landlord a certificate evidencing such insurance. The certificate shall contain an endorsement that such insurance may not be canceled or materially modified except upon thirty days' notice to Landlord.

     15.11 Landlord shall obtain and keep in full force and effect throughout the Term (a) "all risk" insurance against loss or damage by fire and other casualty to the Building, including Alterations, in an amount equal to 100% of the replacement costs thereof, and (b) a policy of commercial general liability and property damage insurance on an occurrence basis, with a broad form contractual liability endorsement, with limits of not less than $5,000,000.00 combined single limit.

                              ARTICLE 16

                      DAMAGE BY FIRE OR OTHER CAUSE

     16.1 If (a) either or both of the Building and the Demised Premises are partially or totally damaged or destroyed by fire or other cause (a "Casualty"), whether or not the damage or destruction (either or both, the "Damage") resulted from the fault or neglect of Tenant, or its employees, agents, invitees or contractors, and (b) the amount of the proceeds of insurance that is made available to Landlord for the purpose of repairing the Damage is sufficient to pay the entire cost of repairing the Damage, then (if this Lease has not been terminated as is provided in this Article 16) Landlord shall repair the Damage at Landlord's expense (without limiting Landlord's rights under any other provision of this Lease), provided that Landlord shall not be required to repair or replace any of Tenant's Personal Property or Fixtures.

     16.2 (a) If either or both of the Building and the Demised Premises are partially damaged or partially destroyed by a Casualty, then the Total Rents shall be abated to the extent that the Demised Premises have been rendered and remain untenantable during the period from the date of the Damage to the date on which the Damage is repaired.

          (b) If the Demised Premises or a major part thereof are totally
(which shall be deemed to include substantially totally) damaged or destroyed or rendered completely untenantable on account of a Casualty, then the Total Rents shall abate for the period commencing on the date of the Damage and shall end on the date on which Landlord has repaired the Damage, to the original condition as of the Rent Commencement Date, except for reasonable wear and tear and that Landlord shall not be obligated to restore or replace Tenant's personal property, except that if Tenant occupies a portion of the Demised Premises during that period and before the date on which the Demised Premises are made completely tenantable, then Total Rents allocable to that portion shall be payable form the date of that occupancy.

          (c) If either or both of the Building and the Demised Premises are totally damaged or destroyed by a Casualty or if the wing or wings of the Building in which the Demised Premises are located are so damaged or destroyed by Casualty (whether or not the Demised Premises are damaged or destroyed) so as to require a reasonably estimated expenditure for repair or the Damage of more than 40 percent of the full insurable value of such wing or wings of the Building immediately prior to the Casualty, then in either such case Landlord may terminate this Lease by giving notice to Tenant to that effect within 180 days after the date of the Casualty. In such event, this Lease shall terminate on the tenth day after the giving of the notice and the Total Rents shall be apportioned as of the effective date of that Termination.

     16.3 Landlord shall not be obligated to pay any damages, compensation or claim for inconvenience, loss of business or annoyance that arises from any repair or restoration of any portion of the Demised Premises or of the Building pursuant to this Article 16 or for any delay in completing repairs or restoration which arises by reason of adjustment of insurance, labor troubles or other causes beyond Landlord's reasonable control.

     16.4 Notwithstanding any of the foregoing provisions of this Article 16, if Landlord or the lessor of any superior lease or the holder of any superior mortgage is unable to collect all of the proceeds (including rent insurance proceeds) under policies of insurance covering Damage by a Casualty because of an illegal act by Tenant or a violation of insurance policy requirements by Tenant or by any of its employees, agents or contractors, or by reason of Tenant's failure fully to cooperate with Landlord, the superior lessor or the superior mortgagee in applying for the insurance proceeds, then in the case of that inability to collect and without prejudice to any other remedies which may be available to Landlord against Tenant, Tenant shall pay to Landlord, upon receipt of Landlord's invoice therefor, an amount that is equal to the amount of those uncollected insurance proceeds, and there shall be no abatement of Total Rents until that amount is fully paid by Tenant.

     16.5 (a) If rent on the Demised Premises or any portion thereof is abated pursuant to Section 16.2 and Tenant does not use the portion of its parking rights granted hereunder which are allocable to the portion of the Demised Premises for which rent is abated, the rent for such parking passes shall also be abated.

          (b) If Damage occurs to any, or all, of the Parking Structure, Landlord shall repair the Damage with reasonable diligence. Neither Tenant nor Landlord shall have any rights to terminate this Lease because of Damage which affects the Parking Structure, provided that in the event of any Damage to the Parking Structure that has a material adverse affect on Tenant's use and enjoyment of the Demised Premises, then unless reasonable temporary parking is provided, Total Rents shall equitably abate during the period from the date of the Damage to the date on which the Damage that materially and adversely affects Tenant's use and enjoyment of the Parking Structure is repaired, but only to the extent, if at all, of rental loss insurance proceeds that Landlord receives with respect thereto.

     16.6 If Landlord's architects or engineer estimate, in their reasonable opinion, that the Demised Premises will be untenantable following the date of a Casualty for a period of eighteen (18) months (which period shall be reduced to 1/2 of the months remaining in the Term if the casualty is in the last two (2) years of the Term), then Landlord shall provide a copy of that estimate to Tenant promptly upon its receipt by Landlord, and Tenant may terminate this Lease by notice to Landlord within thirty (30) days from the date on which Tenant receives the copy of the estimate.

                              ARTICLE 17

                 ASSIGNMENT, MORTGAGING, SUBLETTING, ETC.

     17.1 (a) Tenant shall not (i) assign or otherwise transfer this Lease or the term and estate hereby granted (ii) sublet the Demised Premises or any part thereof or allow the same to be used or occupied by others or in violation of
Article 11, (iii) mortgage, pledge or encumber this Lease or the Demised Premises or any part thereof in any manner by reason of any act or omission on the part of Tenant or otherwise (each a "Transfer"); without in each instance obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord's consent shall not be required with respect to any space sharing (i.e. no separate demising of space) by any company that owns more than 50% of the ownership interests of Tenant or that is more than 35% owned by PanAmSat Corporation or its parent corporation.

          (b) For purposes of this Article 17, (i) the transfer of a majority of the issued and outstanding capital stock of any corporate tenant, or of a corporate subtenant, or the transfer of a majority of the total interest or of the general partnership interest in any partnership tenant or subtenant, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, or the creation of new stock by which an aggregate of more than fifty (50%) percent of Tenant's stock shall be vested in a party or parties who are nonstockholders as of the date hereof, shall be deemed a Transfer except that the sale of the capital stock of any corporate tenant by the corporate tenant or by any holder of such stock through the `over-the-counter market' or through any recognized stock exchange, other than by holders of such stock who are deemed "insiders" within the meaning of the Securities Exchange Act of 1934, as amended, shall not be deemed to be a Transfer, (ii) a takeover agreement of a corporate tenant shall be deemed a Transfer, (iii) any person or legal representative of Tenant, to whom Tenant's interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article 17, and (iv) a modification, amendment or extension of a sublease shall be deemed a Transfer. For the purposes of this
Article 17, Tenant acknowledges that it will be liable to pay to Landlord, upon demand, Landlord's reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in connection with reviewing Tenant's request for a Transfer.

     17.2 The provisions of Section 17.1 hereof shall not apply to transactions with a corporation that is a wholly owned subsidiary of Tenant or with a corporation into or with which Tenant is merged or consolidated or with an entity to which substantially all of Tenant's assets are transferred (provided such merger or transfer of assets is for a good business purpose and not principally for the purpose of transferring the leasehold estate created hereby, and provided further, that such corporation or entity has a net worth at least equal to the net worth of Tenant immediately prior to such merger or transfer) or, if Tenant is a partnership with a successor partnership, nor shall the provisions of clauses (a) and (b) of Section 17.1 apply to transactions with an entity which controls or is controlled by Tenant or is under common control with Tenant.

     17.3 Any Transfer, whether made with Landlord's consent as required by
Section 17.1 hereof or without Landlord's consent pursuant to Section 17.2 hereof, shall be made only if, and shall not be effective until, the recipient of a Transfer ("Transferee") executes, acknowledges and delivers to Landlord a recordable agreement, in form and substance reasonably satisfactory to Landlord, whereby the Transferee assumes the obligations and performance of this Lease and agrees to be personally bound by all of the covenants, agreements, terms, provisions and conditions of this Lease to be performed or observed by Tenant and whereby the Transferee agrees that the provisions of Section 17.1 shall, notwithstanding the Transfer, continue to be binding upon it in the future. Notwithstanding any Transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Annual Net Rent by Landlord from a Transferee or any other party, Tenant shall remain fully and primarily liable for the payment of the Annual Net Rent and Additional Rent due and to become due under this Lease and for the performance of all of the covenants, agreements, terms, provisions and conditions of this Lease to be performed or observed by Tenant.

     17.4 The liability of Tenant for the due performance by Tenant of this Lease, shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord with any Transferee, extending the time of or modifying any of the obligations contained in this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease, and Tenant shall continue to be liable under this Lease. If any such agreement or modification operates to increase Tenant's obligations under this Lease, the liability under this Section 17.4 of Tenant (unless Tenant shall have expressly consented in writing to such agreement or modification), shall continue to be no greater than if such agreement or modification had not been made. To require Tenant to meet its obligations as described in this Section 17.4, no demand or notice of any default other than demands and notices required under this Lease copies of which Landlord will give to Tenant shall be required, Tenant hereby waives any such demand or notice.

     17.5 Tenant shall not, without the consent of Landlord (including approval of the exact wording of any listing or advertisement), list or advertise or permit to be listed or advertised, or offered to any broker for listing or advertisement, all or any part of the Demised Premises. In no event shall Landlord be required to consent to any advertising of the Demised Premises for a rent that is less than the rent payable under this Lease and in no event shall any public advertisement of the Demised Premises mention the rental rate. In addition, Tenant shall not list or advertise the Demised Premises at any time when Landlord has Competing Space in the Building that is available for lease or that Landlord has commenced leasing efforts for. "Competing Space" shall mean any space which has a square foot size that is equal to or larger than 75% of the square footage of the portion of the Demised Premises that Tenant is attempting to sublease.

     17.6 If Tenant desires to enter into any Transfer which requires
Landlord's prior consent pursuant to this Article 17, it shall notify Landlord of such intention before offering the same to any party either directly or through any broker. In no event may such an offer be made to an occupant of any part of the Building nor may such an offer be made to any other prospective Transferee unless, to the best of Tenant's knowledge, the prospective Transferee has not negotiated with Landlord for space in the Building within the six (6) month period prior to the time Landlord is first notified of Tenant's intention to Transfer, provided that such prohibition shall not apply if, at the time Tenant intends to effect a Transfer, Landlord no longer has space available in the Building that could satisfy such prospective Transferee's needs. If a Transfer is thereafter arranged with a permitted Transferee, Tenant shall, at least thirty (30) days before the proposed date of consummation thereof, notify Landlord thereof and deliver to Landlord:

               (i) Reasonably detailed information concerning the nature of the business and the financial status of the proposed Transferee;

               (ii) A copy of the proposed sublease or assignment agreement, as the case may be, signed by the proposed subtenant or assignee and by Tenant, which shall contain all the substantive terms of the proposed sublease or assignment, including, if a sublease is involved, the term, the rent and date of commencement thereof or, if an assignment is involved, the effective date thereof and the amount of all consideration and to whom payable; and

               (iii) Any other related information reasonably required by Landlord.

     17.7 Within the thirty (30) day period described in Section 17.6 hereof, Landlord shall have the right, exercisable by sending notice to Tenant, to exercise any of the following rights:

          (a) consent or refuse to consent to the Transfer; provided that if Landlord does not exercise any of the rights or options set forth in subsections 17.7(b), (c) or (d) below, Landlord agrees not to unreasonably withhold or delay its consent to any such Transfer;

          (b) in the case of a proposed assignment, cancel this Lease as to the space proposed to be assigned, in which event such cancellation shall become effective on the date of the proposed assignment or the date specified in Landlord's notice (but not to exceed 90 days from the date Landlord exercises its right to cancel), whichever is later. If such cancellation is only for part of the Demised Premises, then equitable adjustments shall be made to the Annual Net Rent and Additional Rent;

          (c) in the case of a proposed subletting for a term which will expire before the expiration of this Lease, elect to recapture the portion of the Demised Premises proposed to be sublet for only the term of the proposed sublet. In such event Tenant's Annual Net Rent and Additional Rent will be reduced during such period of recapture by the lesser of (i) the same amount as Tenant would have received from the proposed subtenant, or (ii) the amount of Tenant's obligations under this Lease for the portion of the space recaptured. The recapture of the portion of the Demised Premises shall become effective on the date specified in Landlord's notice (but not to exceed ninety (90) days from the date Landlord exercises its right to recapture); and

          (d) in the case of a proposed subletting, elect to accept a sublease as subtenant of Tenant on the terms offered to the proposed subtenant, except that (i) no provision of such sublease shall be any more restrictive upon the rights of Landlord as such subtenant than are the provisions of this Lease upon the rights of Tenant, (ii) there shall be no limitation as to use or prohibition against a further subletting and (iii) Tenant shall not be required to do any work for Landlord.

     17.8 Intentionally Omitted.

     17.9 If Landlord consents to any Transfer, Tenant shall in consideration therefor pay to Landlord, as Additional Rent:

               (i) in the case of an assignment, an amount equal to 50% of all sums and other consideration paid to Tenant (minus all reasonable tenant improvement costs, architectural and engineering fees, brokerage fees and legal fees incurred by Tenant in connection therewith) by or for the account of the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale of Tenant's fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then "book" of fair market value thereof determined on the basis of reasonable assumptions satisfactory to Landlord); and

               (ii) in the case of a sublease, 50% any rents, additional charges or other consideration payable under the sublease to Tenant (minus all reasonable tenant improvement costs, architectural and engineering fees, brokerage fees and legal fees incurred by Tenant in connection therewith) by the subtenant, the aggregate of which exceeds the Annual Net Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (at the rate payable by Tenant) under this Lease (including sums paid for the sale or rental of Tenant's fixtures, leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale thereof, then "book" or fair market value thereof, determined on the basis of reasonable assumptions satisfactory to Landlord).

The sums payable under this Section 17.9 shall be paid to Landlord as and when paid by the Transferee to Tenant.

     17.10 Landlord's consent to any Transfer shall not be deemed or construed to modify, amend or affect the terms and provisions of this Lease, or Tenant's obligations hereunder, which shall continue to apply to all of the occupants of the Demised Premises (including Tenant and the Transferee) in addition to the terms of the sublease or assignment and, if and to the extent of a conflict between this Lease and the sublease or assignment, only as between Landlord, on the one hand, and Tenant and the Transferee, on the other, this Lease shall be controlling in the same manner as if the Transfer had not been made. Notwithstanding any Transfer, Tenant shall remain fully liable for the payment of Annual Net Rent and Additional Rent and for the performance by Tenant of all of its other obligations under this Lease. If Tenant defaults in the payment of any rent, Landlord is authorized to collect any rents due or accruing from any Transferee or other occupant of the Demised Premises and to apply the net amounts collected to the Total Rent, and the receipt of any such amounts by Landlord from a Transferee or other occupant of the Demised Premises, shall not be deemed or construed as releasing Tenant from Tenant's obligations under this Lease or the acceptance of that Transferee as a direct tenant.

     17.11 In each subletting permitted by this Article 17, and in each further subletting with the consent of Landlord, Tenant shall include, or cause to be included, in the sublease a provision prohibiting the assignment of the sublease or subletting thereunder without the consent of the Landlord (which Landlord may withhold in its sole but reasonable discretion) in each instance obtained. If the sublease or any sublease is assigned or further sublet without the consent of Landlord obtained in each instance, then Tenant shall immediately terminate such sublease, or arrange for the termination thereof, and proceed expeditiously to have the occupant thereunder dispossessed.

     17.12 In no event shall Tenant allow the Demised Premises to be occupied by a total of more than four (4) tenants (including Tenant) per wing of the Building (pro-rated for any partial wing).

     17.13 If Tenant requires expansion space at any time during the Term and Landlord is willing to lease to Tenant the amount of space required by Tenant, substantially equal in size and configuration and competitive with respect to rents as other space that maybe available at the Building by sublease or assignment, then Tenant shall not become the sublessee or assignee of any other tenant in the Building or an occupant of any of such tenant's space without Landlord's consent.

                              ARTICLE 18

                            EMINENT DOMAIN

     18.1 If the whole of the Demised Premises, or such part thereof as will render the remainder untenantable, shall be acquired or condemned for any public or quasi-public use or purpose, this Lease shall end as of the date of the vesting of title in the condemning authority (either through court order or by voluntary conveyance by Landlord in lieu of condemnation) with the same effect as if said date were the Expiration Date. If only a part of the Demised Premises shall be so acquired or condemned, then, except as otherwise provided in this Article, this Lease and the Term shall continue in force and effect but from and after the date of the vesting of title, the Annual Rent shall be an amount which bears the same ratio to the Annual Rent payable immediately prior to such condemnation pursuant to this Lease as the value of the untaken portion of the Demised Premises (appraised after the taking and repair of any damage to the Building pursuant to this Section) bears to the value of the entire Demised Premises immediately before the taking and any additional rent payable or credits receivable pursuant to Article 3 shall be adjusted to reflect the diminution of the Demised Premises. The value of the Demised Premises before and after the taking shall be determined for the purposes of this Section by an independent appraiser, said appraiser shall be chosen by arbitration pursuant to
Article 37. If only a part of the Building shall be so acquired or condemned, then (a) whether or not the Demised Premises shall be affected thereby, Landlord, at Landlord's sole option, may give to Tenant, within sixty (60) days next following the date upon which Landlord shall have received notice of vesting of title, thirty (30) days' notice of termination of this Lease, and (b) if the part of the Building so acquired or condemned shall contain more than twenty-five percent (25%) of the total area of the Demised Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Demised Premises, Tenant may give to Landlord, within sixty (60) days following the date upon which Landlord shall have received notice of vesting of title, thirty (30) days' notice of termination of this Lease. Any dispute concerning the exercise by Landlord or Tenant of an option to terminate this Lease pursuant to this
Section 18.1 shall be submitted to arbitration pursuant to Article 37 below. In the event any such thirty (30) days notice of termination is given by Landlord or Tenant, this Lease shall terminate upon the expiration of said thirty (30) days with the same effect as if the date were the Expiration Date. If that part of the Demised Premises shall be so acquired or condemned, and the Lease shall not be terminated pursuant to the provisions of this Section, Landlord, at Landlord's expense, shall restore that part of the Demised Premises not so acquired or condemned to a self-contained rental unit. In the event of any termination of this Lease pursuant to the provisions of this Section, the Annual Rent and additional rent shall be apportioned as of the date of such termination and any prepaid portion of Annual Net Rent and additional rent for any period after such date shall be refunded by Landlord to Tenant.

     18.2 In the event of any such acquisition or condemnation of all or any part of the Building, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to any such award, and also agrees to execute any and all further documents that may be required in order to facilitate the collection thereof by Landlord. Nothing contained in this Section shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for any moving expenses and for the value of any Tenant's Personal Property which would be removable at the end of the Term pursuant to the provisions of Section
12.6 hereof.

     18.3 If the temporary use or occupancy of all or any part of the Demised Premises shall be condemned or taken for any public or quasi-public use or purpose during the Term, this Lease shall be and remain unaffected by such condemnation or taking and Tenant shall continue responsibility for all of its obligations hereunder and it shall continue to pay the rent in full. In the event of any such condemnation or taking, Tenant shall be entitled to appear, claim, prove, and receive the entire award unless the period of temporary use or occupancy extends beyond the Expiration Date, in which event Landlord shall be entitled to appear, claim, prove, and receive the entire award as represents the cost of restoration of the Demised Premises and the balance of any such award shall be apportioned between Landlord and Tenant as of the Expiration Date. At the termination of such public or quasi-public occupancy prior to the Expiration Date, Tenant will, at its own expense, restore the Demised Premises as nearly as possible to the condition in which they were prior to the condemnation or taking, provided, however, that Tenant shall have no obligation to expend any sum in excess of the condemnation proceeds received by Tenant under this Section
18.3 to restore the Demised Premises in accordance with this Section. Notwithstanding the preceding provisions of this Section, any lump sum award received by Tenant as compensation for temporary use and occupancy of the Demised Premises shall be delivered forthwith to Landlord to be held by Landlord in trust for the making of payments by Tenant as provided in this Lease.

     18.4 If the grade of any street upon which the Building is situated or abuts shall be changed by any competent authority, this Lease shall nevertheless continue in full force and effect, and Landlord shall be entitled to collect from such authority the entire award that may be made in such proceedings. Tenant hereby expressly assigns to Landlord all of its right, title, and interest in or to every such award and also agrees to execute any and all further documents that may be required in order to facilitate the collection thereof by Landlord.

     18.5 Landlord will endeavor to give Tenant notice of any condemnation that would affect the Demised Premises as soon as Landlord becomes aware of the same.

                              ARTICLE 19

                   ACCESS TO DEMISED PREMISES, CHANGES

     19.1 (a) Tenant shall permit Landlord to erect, use and maintain pipes, ducts and conduits (collectively referred to as "Conduits"), in addition to those Conduits that are in place on the Commencement Date, in and through the Demised Premises if the Conduits are installed adjacent to or concealed behind walls and ceilings. To the extent reasonably practicable, Landlord shall install the Conduits by such methods and at such locations as will not materially interfere with or impair Tenant's layout or use of the Demised Premises.

          (b) Landlord and its agents and designees shall have the right to enter the Demised Premises as follows:

          Upon notice (except in emergencies or in circumstances which do not permit the giving of such notice, in either of which cases no notice shall be required) to Tenant or to any authorized employee of Tenant at the Demised Premises, at reasonable times during business hours, for the following purposes:

               (1) To make such repairs and Alterations as Landlord deems necessary or which Landlord is required or has the right to make under this Lease or under any other lease in the Building. Landlord may take all materials into and upon the Demised Premises that are required for those repairs, alterations or the construction work at such time as those materials are required.

               (2) To inspect the Demised Premises.

               (3) To exhibit the Demised Premises to prospective purchasers or lessees of the

Building or of any interest in the Building or to prospective mortgagees, or to the holder of any mortgage on either or both of the Land and the Building.

               (4) To comply with all Laws.

               (5) To comply with the request to enter the Demised Premises of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshall or a bearer of a court order, who Landlord reasonably believes is entitled to enter the Demised Premises (but that compliance shall not be deemed a recognition by Landlord that the person or official requesting the entry has any right, interest or authority).

               (6) To comply with the demand of any agency, department or bureau of any government.

          Landlord's entry into the Demised Premises pursuant to this Section
19.1 shall be at Landlord's risk to the extent provided in Section 15.9(c) hereof.

            (c) The exercise by Landlord of any right described in this
Section 19.1 shall not constitute a total or partial eviction of Tenant, and shall not entitle Tenant to abate its Total Rents or to make any claim against Landlord by reason of that exercise or by reason of interruption of Tenant's business, or otherwise. In exercising its rights under this Section 19.1, Landlord will use reasonable diligence in order to minimize disturbance to Tenant, but Landlord shall not be required to exercise its rights in such manner as will result in its paying overtime or premium pay to employees.

     19.2 Landlord may change the arrangement or location of parking areas, common areas, sidewalks, public entrances, passageways, doors, doorways, corridors, elevators, stairways, toilets or other parts of the Building or the Project, except that the Landlord may not cut off access to the Building and shall not unreasonably obstruct access to, or unreasonably interfere with Tenant's use or enjoyment of, the Demised Premises. The exercise by Landlord of any right described in this Section 19.2 shall not constitute a total or partial eviction of Tenant, and shall not entitle Tenant to abate its Total Rents or to make any claim against Landlord.

     19.3 Neither this Lease nor any use by Tenant of any public area or convenience will give Tenant any right or easement for that use, and Landlord may regulate or discontinue that use without notice to Tenant at any time and from time to time without liability to Tenant and without affecting Tenant's obligations under this Lease.

     19.4 Twelve months before the expiration of the Term, Landlord, upon prior oral notice, may exhibit the Demised Premises to prospective tenants during Business Hours.

     19.5 If Tenant or any authorized employee of Tenant is not personally present to permit entry into the Demised Premises at any time when entry into the Demised Premises is necessary by reason of emergency, then Landlord and Landlord's agents may forcibly enter the Demised Premises without rendering Landlord or its agents liable for such entry (if Landlord and Landlord's agents accord reasonable care to Tenant's property) and without in any manner affecting this Lease.

                              ARTICLE 20

                               DEFAULT

     20.1 This Lease and the term and estate granted by this Lease are subject to the limitation that if (a) Tenant makes an assignment of Tenant's property for the benefit of creditors, or (b) Tenant files a voluntary petition under any bankruptcy or insolvency law (either, a "Creditor's Law"), or (c) an involuntary petition alleging an act of bankruptcy or insolvency is filed against Tenant under a Creditor's Law, or (d) a petition is filed by or against Tenant under the reorganization provisions of any Creditor's Law, or (e) a petition is filed by Tenant under the arrangement provisions of any Creditor's Law, or (f) a petition by Tenant under the arrangement provisions of any Creditor's Law, or
(g) a permanent receiver of Tenant or for Tenant's property is appointed, then in any of those six events Landlord may (i) if the event occurs with the consent or acquiescence of Tenant, at any time after Landlord becomes aware or receives notice of the occurrence, or (ii) if the event occurs without Tenant's consent or acquiescence, at any time after the event continues for 60 days, give to Tenant a notice of intention to end the Term at the expiration of five business days from the date of service of Landlord's notice of intention, and at 5:00 P.M. on the last day of the five business day period, this Lease and the Term and estate granted by this Lease, whether or not the Term has commenced, shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 22.

     20.2 If any of the following events (each, an "Event of Default") occurs, then Landlord may give to Tenant a notice of intention to end the Term in which event, this Lease and the Term and the estate granted by this Lease, whether or not the Term has commenced, will terminate at 5:00 p.m. on the day specified in Landlord's notice to Tenant, with the same effect as if that time were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 22:

          (a) If Tenant defaults in any scheduled payment of any of the Total Rents for more than five (5) days after the day on which the payment is due (provided that Landlord shall be required to give to Tenant, not more than two
(2) times in any twelve (12) month period, written notice that any payment was not made when due, and Tenant shall have five (5) days after receipt thereof to make such payment, before this Section 20.2(a) shall be deemed violated, provided that in no event shall Landlord be required to provide any such written notice in consecutive months), or in the payment of any non-scheduled payment of Total Rents for more than fifteen (15) days after demand from Landlord.

          (b) If Tenant defaults in the performance of any obligation under
Article 11 and if that default is not cured by Tenant within five (5) days after Landlord has given to Tenant a notice specifying the default, except if the default under Article 11 is materially interfering with other tenants in the Building, then the cure period shall be one (1) business day, and if the default under Article 11 involves a criminal violation, then the cure period shall be twenty-four (24) hours.

          (c) If this Lease or the Term or the estate granted by this Lease would or does by operation of law or otherwise devolve upon any person or entity other than Tenant, except in accordance with Article 17.

          (d) if Tenant legally abandons the Demised Premises in violation of any provision of this Lease.

          (e) If Tenant does or permits anything (other than as provided in paragraphs (a) and (b) of this Section 20.2) to be done or to exist, whether by action or inaction, in violation of any of Tenant's obligations under this Lease, and Tenant fails to remedy that violation within 15 days after Landlord has given to Tenant a notice specifying the violation, except that (i) if the violation cannot be completely remedied within the period of 15 days, and (ii) the continuation of the violation for the period that Landlord reasonably estimates is required to completely remedy the violation will not (x) subject Landlord to the payment of any fine or penalty or to criminal prosecution or subject either or both of the Land and Building to lien or sale, or (y) result in a violation of, or the termination of, any mortgage or any ground or underlying lease, and (iii) within the 15-day period, Tenant notifies Landlord of Tenant's intention to completely remedy the violation with due diligence, and
(iv) within the 15-day period Tenant commences and thereafter diligently and continuously takes all steps necessary to completely remedy the violation and does completely remedy the violation within such time after the date of Landlord's notice as reasonably is necessary, then Landlord shall not have the right to give the notice of termination to end the Term as described in this
Section 20.2.

                              ARTICLE 21

                    RE-ENTRY BY LANDLORD, INJUNCTION

     21.1 If (a)an Event of Default occurs, or (b) this Lease terminates, as is provided in Article 20, then Landlord and Landlord's agents and employees may at any time after the end of the five-day period or after the termination, as the case may be, re-enter all or any part of the Demised Premises, by summary dispossess proceedings or by any action or proceeding at law (a "Re-entry") without Landlord's being liable to indictment, prosecution or damages as a result of the Re-entry, so that upon the Re-entry Landlord will have, hold and enjoy the Demised Premises free of any rights of Tenant under this Lease. In the event of any termination of this Lease pursuant to Article 20 or pursuant to any summary dispossess or other proceedings or action or any provision of law by reason of Tenant's default (an "Early Termination") or in the event of a Re-entry, Tenant shall pay to Landlord the Total Rents that are payable by Tenant to Landlord up to the time of the Early Termination or Re-entry, as the case may be, and in addition, shall pay to Landlord damages as provided in
Article 22.

     21.2 In case of a breach or a threatened breach by Tenant of this Lease, Landlord shall have the right of injunction. Special remedies to which Landlord may resort under this Lease are cumulative and are not intended to be exclusive of any other remedy or means of redress to which Landlord lawfully may be entitled, and Landlord may invoke any one or more remedies and means of redress allowed at law or in equity in the same manner and to the same extent as if specific remedies were not provided for in this Lease.

     21.3 If an Early Termination or a Re-entry occurs, then in either of those events, Landlord may retain all monies that have been paid by Tenant to Landlord, whether as advance rent, security or otherwise, and Landlord shall credit those monies against the payment of any amounts of the Total Rents that are due at the time of the Early Termination or the Reentry, or against the payment of any damages that are payable by Tenant under Article 22 or pursuant to Law.

     21.4 Tenant, for itself and on behalf of any person claiming through or under it, including creditors of all kinds, waives any and all rights of redemption granted under any present or future Laws if Tenant is being evicted or dispossessed for any cause, or if Landlord obtains possession of the Demised Premises by reason of a violation by Tenant of this Lease or otherwise.

                              ARTICLE 22

                               DAMAGES

     22.1 (a) In the event of an Early Termination or a Re-entry, Tenant shall pay to Landlord as damages, as Landlord elects, either:

               (x) An amount which, on the date of Early Termination or Re-entry, as the case may be (each of which date is referred to as the "Termination Date"), equals the aggregate of the Total Rents which would have been payable by Tenant during the period (the "Default Period") commencing on the Termination Date and ending on the Expiration Date (conclusively presuming that all items constituting Additional Rent increase during the Default Period at a rate that is equal to the average of the rate of increase of those items that occurred during the shorter of the period from the Commencement Date to the Termination Date or the three years immediately preceding the Termination Date), discounted to present worth at the rate of 9% per annum, or

               (y) sums that are equal to the Total Rents which would have been payable by Tenant had this Lease not so terminated or had the Re-entry not occurred, which shall be paid by Tenant upon the due dates specified in this Lease that occur during the Default Period, except that if Landlord relets all or any part of the Demised Premises during the Default Period, then Landlord shall credit Tenant with the net rents (after deduction of the expense of reletting referred to in Section 22.1(b)) if, as and when those rents are received by Landlord from the reletting. Any reletting may be for a period shorter or longer than the remaining Term. Tenant shall not be entitled to receive any excess of the rents collected under the reletting over the Total Rents, or to a credit in respect of any rents from a reletting, except to the extent that those rents actually are received by Landlord. Landlord shall have no obligation to take any action to collect any rents under the reletting, but if Landlord does take any such action, then the amount of the credit to be given by Landlord to Tenant shall be reduced by the costs incurred by Landlord in taking that action. If all or any part of the Demised Premises are relet in combination with space that is not included within the Demised Premises, then the rent received from that reletting and the expenses of the reletting shall be apportioned to the portion of that space that is within the Demised Premises in the percentage that the area of the Demised Premises within that space bears to the total area of that space.

          (b) In addition to all damages recoverable under Section 22.1(a), Tenant shall pay to Landlord as damages an amount that is equal to the expenses incurred by Landlord in terminating this Lease or in respect of a Re-entry and in securing possession of the Demised Premises, including attorneys' fees and disbursements, expenses of reletting including altering and preparing the Demised Premises for new tenants, brokers' commissions and attorneys' fees and disbursements, rent concessions and all other expenses properly chargeable in respect of the Demised Premises and the rental thereof.

          (c) If all or any part of the Demised Premises is relet upon an arm's-length basis for all or any part of the Default Period, then the amount of rent provided for upon that reletting shall be conclusively presumed to be the fair and reasonable rental value for the area so let. No such reletting shall constitute, surrender or an acceptance of a surrender.

     22.2 Landlord may sue for the recovery of damages under this Article 22 or any installments on account thereof at any time and from time to time at its election. Landlord shall not be required to postpone suit until the Expiration Date. Nothing contained in this Article 22 shall be construed (a) to limit or preclude recovery by Landlord from Tenant of any sums or damages to which, in addition to the damages described in Section 22.1, Landlord would lawfully be entitled by reason of Tenant's default, or (b) to limit or prejudice Landlord's right to prove for and obtain as liquidated damages by reason of the Early Termination of this Lease or a Re-entry, an amount that is equal to the maximum allowed by any Law in effect at the time when, and governing the proceedings in which, those damages are to be proved, whether or not the amount is greater or less than any of the amounts referred to in Section 22.1.

     22.3 If Tenant fails to pay when due any installment of Annual Net Rent or any payments of Additional Rent, then Tenant shall pay a late charge of $.05 for each $1.00 of such installment or payment. The late charges imposed hereunder are intended to compensate Landlord for additional expenses incurred by Landlord in processing such late payments. Nothing herein contained shall be intended to violate any applicable law, code or regulation, and all instances all such changes shall be automatically reduced to any maximum applicable legal rate or charge. Such charge shall be imposed monthly for each month that a late payment is not made.


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

                              ARTICLE 23

              RIGHTS TO PERFORM THE OTHER PARTIES OBLIGATIONS

     23.1 If Tenant defaults in the performance of this Lease, then Landlord may, but shall not be obligated to, take such action (the "Remedial Action") which, if it had been taken by Tenant, would remedy that default (a) immediately and without notice to Tenant in case of emergency, and (b) in any other case if Tenant has failed to remedy the default with all reasonable dispatch within the applicable grace period for curing the default. The taking of the Remedial Action by Landlord shall not constitute a waiver by it of the default. If Landlord makes any expenditure or incurs any obligation for the payment of money in connection with taking the Remedial Action or otherwise in connection with the default, including reasonable attorneys' fees in instituting, prosecuting, or defending any action or proceeding, then Tenant shall pay the amount thereof to Landlord, with interest at the Interest Rate from the date of Landlord's expenditure until the date of Tenant's payment, upon receipt of Landlord's invoice therefor.

     23.2 If Landlord defaults in the payment of any portion of the Tenant Improvement Allowance (as defined in Section 2.1 of Schedule D attached hereto) or fails to make any other payment of money due to Tenant under this Lease in excess of $25,000.00, and if Landlord has failed to remedy the default within thirty (30) days after written notice of the default, then Tenant shall have the right to offset the unpaid amount against up to twenty-five (25%) percent of monthly Annual Net Rent installments next becoming due and owing under this Lease, until Tenant has been reimbursed in full for such amount, provided, however, if, within such thirty (30) day period, Landlord disputes Tenant's right to offset or the amount thereof and if such dispute is not resolved within such thirty (30) day period, Tenant, instead of setting off rent, shall pay the amounts which would otherwise be set off into escrow with a mutually acceptable escrowee, and the dispute shall be resolved through arbitration as provided in
Article 37 hereof. If neither Landlord nor Tenant submits a dispute as to Tenant's right of offset or the amount thereof to arbitration, pursuant to
Article 37 hereof, within fifteen (15) days after the expiration of said thirty
(30) day period, then Landlord's dispute shall be deemed abandoned.

                              ARTICLE 24

                              DEFINITIONS

     24.1 The term "Landlord" as used in this Lease means only the owner, or the mortgagee in possession, for the time being of the Project (or the lessee under a lease of the Project). Accordingly, if (a) title to the Project or to the lessee's interest under such a lease is transferred, or (b) a lease of the Project is entered into by Landlord or any successor to Landlord, then upon notification to Tenant of the transfer or lease the transferor (whether it is Landlord or any successor of Landlord) shall be freed and relieved of all obligations of Landlord under this Lease with respect to any period subsequent to the transfer. It shall be deemed and construed to be a covenant running with the land without further agreement between the parties or their successors in interest, or between the parties and the transferee of title to the Project or any such lessee's interest in a lease of the Project or the lessee of the Building or of the Land and Building, that the transferee or the lessee has assumed and agreed to perform the obligations of Landlord under this Lease with respect to the period from the effective date of the transfer to the effective date of any subsequent transfer.

     24.2 The term "Business Day" shall mean every day other than Saturdays, Sundays and all days observed by the Federal or Connecticut State government as legal holidays.

     24.3 The term "Business Hours" shall mean the hours of 8:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays.

     24.4 "Interest Rate" shall mean a rate per annum equal to the lesser of
(a) 3% above the Prime Rate, and (b) the maximum applicable legal rate, if any.

     24.5 "Laws" shall mean laws, statutes and ordinances (including building codes and zoning regulations, and ordinances) and the orders, rules, and regulations, directives and requirements of all federal, state, county, city and borough departments, bureaus, boards, agencies, offices, commissions and other subdivisions thereof, or of any official thereof, or of any other governmental public or quasi-public authority, whether now or hereafter in force, which may be applicable to the Land or Building or the Demised Premises or any part thereof, or the sidewalks, curbs or area adjacent thereto and all requirements, obligations and conditions of all instruments of record on the date of this Lease.

     24.6 "Prime Rate" shall mean a rate per annum equal to the prime rate as announced from time to time by The Chase Manhattan Bank, New York, New York or any successor thereto.

     24.7 The following rules of construction shall apply to this Lease:

          (a) The words "include" and "including" and similar terms shall be construed as if followed by the phrase "without being limited to."

          (b) All references to numbered Articles or Sections are references to the Articles and Sections of this Lease unless otherwise expressly designated in context.

          (c) Unless other payment dates are provided in the Lease, all payments of any kind to be made by Tenant to Landlord under this Lease other than Annual Net Rent (which shall be payable without notice or invoice), including reimbursements by Tenant to Landlord of costs incurred by Landlord, shall be payable by Tenant to Landlord upon receipt by Tenant of Landlord's invoice therefor.

          (d) The term "Person" shall include natural persons, firms, partnerships, corporations and any other public or private legal entity.

          (e) The terms "provisions," "terms," "conditions," "covenants," "requirements," "obligations" and other words of similar import shall be deemed to include all of those terms, where the context so permits.

          (f) The term "this Lease" shall be deemed to include all of the provisions of this Lease.

          (g) In any instance in which consent or approval by Landlord is required under this Lease, it shall be deemed to be preceded by the word "prior."

          (h) The terms "failure," "violation," "default," "breach" and words of similar import shall be deemed to include all of those terms where the context so permits.

          (i) The terms "costs," "expenses," "obligations," "liabilities" and words of similar import shall be deemed to include all of those terms where the context so permits.

          (j) The use of the singular or the plural shall be deemed to include the plural and the singular, as the case may be, where the context so permits.

          (k) The use of the conjunctive shall be deemed to include any, both or all of the terms which are joined, where the context so permits.

     24.8 No right or requirement of inspection, consent or approval that is given to Landlord or is required to be obtained by Tenant under this Lease and no making of any inspection or granting of any consent or approval by Landlord shall constitute (a) a release of Tenant from any obligation that it has under this Lease, or (b) a warranty, guarantee, or assurance by Landlord regarding (i) the subject of the inspection, consent or approval, or of results thereof, or
(ii) the conformity with law or with this Lease of the subject matter of the inspection, approval or consent. Tenant shall have no right to rely upon any such inspection, approval or consent as an assurance of conformity with any requirement imposed on Tenant in performing its obligations under this Lease.

                              ARTICLE 25

                       INVALIDITY OF ANY PROVISION

     25.1 If any provision of this Lease or the application thereof to any circumstance or to any person is invalid or unenforceable to any extent, the remaining provisions of this Lease or the application thereof to any circumstance or to any person other than that as to which any provision is held invalid or unenforceable, shall not be affected thereby and each remaining provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.

                              ARTICLE 26

                              BROKERAGE

     26.1 Landlord and Tenant each represents to the other that it has had no dealings or communications with any brokers or agents other than Cushman & Wakefield of Connecticut, Inc. in connection with the consummation of this Lease and the prior negotiation thereto and Landlord represents that it has no existing brokerage agreements with any other real estate brokers with respect to this Lease. Landlord shall pay a commission to Cushman & Wakefield of Connecticut, Inc. to the extent earned and payable pursuant to a separate Commission Agreement. Landlord and Tenant agree to pay, hold harmless and indemnify the other from and against any and all claims, losses, costs, expenses (including reasonable attorneys' fees) and liability for any compensation, commissions or charges claimed by any broker or agent, other than the brokers set forth in this Section 26.1 with respect to this Lease or the negotiation thereof.

                              ARTICLE 27

                   CERTIFICATE OF TENANT AND LANDLORD

     27.1 Each party will, at any time and from time to time, as requested by the other party, upon not less than ten days' prior notice, execute and deliver to the other a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), certifying the dates to which the Annual Net Rent and the Additional Rent have been paid, and stating whether, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing.

     27.2 Except for the first month's rent hereunder, Tenant will pay no rent under this Lease more than 30 days in advance of its due date, if so restricted by any existing or future ground or underlying lease or mortgage to which this Lease is subordinated or by an assignment of this Lease to the ground or underlying lessor or the holder of such mortgage, and Tenant will not exercise any right to terminate this Lease or to remedy any default by Landlord and deduct the cost thereof from the Total Rents until Tenant has given notice of that default to the ground or underlying lessor and to the holder of any mortgage on the fee or the ground or underlying lease who has furnished such lessor's or holder's last address to Tenant, and until a reasonable period for remedying the default has elapsed following the giving of such notices, during which time such lessor or holder shall have the right, but shall not be obligated, to remedy the default, provided that if any such lessor or holder does not remedy a default within the time periods provided for in this Lease, then Tenant may exercise any of its rights under this Lease, except that Tenant shall not exercise any right to terminate this Lease if the holder of any mortgage or such lessor commences to cure the default within a reasonable time and diligently prosecutes the cure.

                              ARTICLE 28

         LEGAL PROCEEDINGS; WAIVER OF JURY TRIAL; PREJUDGMENT REMEDY

     28.1 Landlord and Tenant each waives trial by jury in any action brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Demised Premises, and any other claims (except claims for personal injury or property damage), and any emergency statutory or any other statutory remedy. If Landlord commences any summary proceeding for nonpayment of rent, then Tenant will not interpose any counterclaim in any such action. Tenant, for itself and for all persons claiming through or under it, hereby acknowledges that this Lease constitutes a commercial transaction as such term is used and defined in Section 52-278a of the Connecticut General Statutes, as amended, and hereby expressly waives any and all rights which are or may be conferred upon Tenant by said Act to any notice or hearing prior to a prejudgment remedy, and by any present or future law to redeem the Demised Premises, or to any new trial in any action or ejection under any provisions of law, after reentry thereupon, or upon any part thereof, by Landlord, or after any warrant to dispossess or judgment in ejection.

                              ARTICLE 29

                         SURRENDER OF PREMISES

     29.1 Upon the expiration or other termination of the Term, Tenant shall
(a) quit and surrender to Landlord the Demised Premises, broom clean, in good order and condition, ordinary wear and tear and damage by casualty excepted, (b) remove all of its property as herein provided, and (c) remove Alterations, to the extent required under Section 12.5 hereof. Tenant's obligation to observe or perform this covenant shall survive the Termination.

     29.2 If Tenant fails to surrender possession of the Demised Premises upon Termination, then Landlord may elect, by notice to Tenant, to treat Tenant as a holdover upon a month to month basis at a rent equal to the greater of (a) the then current fair market rental value of the Demised Premises, or (b) 150% the Annual Net Rent and Additional Rent per month which Tenant was required to pay during (or in the case of Additional Rent, on account of or attributable to) the calendar month immediately prior to Termination for the first two (2) months of any such holdover, and 200% of such Annual Net Rent and Additional Rent for any holdover thereafter. If the Demised Premises are not surrendered upon Termination, then Tenant shall indemnify and hold harmless Landlord against and from any loss, costs, liability or expenses (including attorneys'

fees) resulting from the failure to surrender, including any claims made by any succeeding lessee founded upon such delay. Nothing contained in this Section
29.2 shall be deemed to give to Tenant any right to fail to surrender possession or to hold over, and the provisions of this Section 29.2 shall not constitute an offer to rent on a month-to-month basis or at the rent set forth above.

     29.3 If the last day of the Term falls on a Sunday or a legal holiday then this Lease shall end on the immediately preceding Business Day. If Tenant has removed all of its personnel and all or substantially all of us property from the Demised Premises or any full floor constituting a part of the Demised Premises at any time during the last month of the Term, then upon that removal Landlord may enter and alter, renovate and redecorate the Demised Premises or any vacated full floor, without elimination, diminution or abatement of rent, or incurring any liability to Tenant, and such acts by Landlord shall have no effect upon this Lease.

                              ARTICLE 30

                         RULES AND REGULATIONS

     30.1 Tenant and Tenant's servants, employees, agents, visitors and licensees shall observe faithfully and comply strictly with the Rules and Regulations set forth in Schedule G attached hereto and made part hereof and such other and further reasonable Rules and Regulations as Landlord or Landlord's agents may from time to time adopt (together, the "Rules and Regulations"). If there is any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations, the provisions of this Lease shall control. Reasonable written notice of any change in the Rules and Regulations shall be given to Tenant. Landlord shall not enforce the Rules and Regulations in a manner discriminatory to Tenant.

     Nothing in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the provisions of any other lease, against any other tenant of the Building, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

                              ARTICLE 31

                        CONSENTS AND APPROVALS

     31.1 Wherever in this Lease Landlord's consent or approval is required, such consent or approval shall only be effective if in writing. If Landlord delays or refuses to give such consent or approval, then Tenant shall not be entitled to make any claim for money damages (nor shall Tenant claim any money damages by way of setoff, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval. Tenant's sole remedy shall be an action or proceeding for specific performance, to enforce Landlord's obligation, if any, to give such consent or approval, or for a declaratory judgment.

                              ARTICLE 32

                               NOTICES

     32.1 Any notice or demand, consent, request, approval or disapproval, or statement (any of which is referred to as a "Notice") required to be given under this Lease, or by any Law shall be in writing. Unless otherwise required by Law, the Notice shall be deemed to have been served and given when the Notice is hand delivered or mailed enclosed in a securely sealed postpaid wrapper by registered or certified mail, or by nationally recognized overnight courier providing evidence of receipt sent priority overnight to Landlord or Tenant, as the case may be, at the address of such party set forth on page 1 of this Lease Attn:
General Counsel, with a copy to Ivey, Barnum & O'Mara, LLC, 170 Main Street, Greenwich, CT 06830-6692 Attn: Steven B. Steinmetz, Esq.. Notices to Landlord shall be also addressed to the attention of the building manager at the Property and to Landlord's corporate offices at 23 Richmond Hill Avenue, Stamford, CT 06901, to the attention of President, Real Estate Group, with a copy of all such notices to Landlord to be sent to Rogin, Nassau, Caplan, Lassman & Hirtle, LLC, CityPlace 1, 22nd Floor, Hartford, CT 06103 Attn: Peter S. Sorokin, Esq. After Tenant occupies the Demised Premises, the address of Tenant for Notices shall be the Building. Either party, by a Notice, may designate a different address or addresses for Notices.

     32.2 Either Landlord or Tenant may, from time to time, request in writing that the other party serve a copy of any Notice on one person designated in the request, in addition to Landlord or Tenant, as the case may be, service to be effected as provided in Section 32.1.

                              ARTICLE 33

                              NO WAIVER

     33.1 No agreement to accept the surrender of this Lease shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord's agents shall have any power to accept the keys to the Demised Premises before Termination. The delivery of keys to any employee of Landlord or of Landlord's agents shall not operate as a Termination or a surrender of the Demised Premises. If Tenant desires to have Landlord sublet all or any portion of the Demised Premises for Tenant's account, then Landlord or Landlord's agents are authorized to receive the keys for that portion of the Demised Premises intended to be sublet without releasing Tenant from any of its obligations under this Lease, and Tenant releases Landlord from any liability for loss or damage to any of Tenant's property in connection therewith.

     33.2 Landlord's failure to seek redress for violation of, or to insist upon the strict performance of, this Lease, or any of the Rules and Regulations, shall not prevent a subsequent act by Tenant, which would originally have constituted a violation or failure strictly to perform by Tenant, from having all the force and effect of an original violation. Landlord's failure to enforce any of the Rules and Regulations against Tenant or any other tenant in the Building shall not be deemed a waiver of any of the Rules and Regulations. The receipt by Landlord of any of the Total Rents with knowledge of the breach of this Lease by Tenant shall not be deemed to be a waiver of that breach. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing signed by Landlord.

     33.3 No payment by Tenant or receipt by Landlord at any time of any amount on account of Annual Net Rent or Additional Rent that is less than the amount of either that is due at that time shall be deemed to be other than on account of such unpaid amounts of the Total Rents as Landlord may determine in accordance with Section 38.8. No endorsement by Landlord of a check for or acceptance by Landlord of any payment on account of the Total Rents shall be deemed to be an accord and satisfaction, and Landlord may accept any such check or payment in a lesser amount than is due without prejudice to Landlord's right to recover the balance of the Total Rents and to pursue any other remedy under this Lease. The receipt and retention by Landlord of payments on account of the Total Rents from any person other than Tenant shall not be deemed to be a waiver of any provision of this Lease to be performed by Tenant or the acceptance of such person as a lessee or the release of Tenant from its further performance of this Lease.

     33.4 This Lease contains the entire agreement between the parties, and any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

                              ARTICLE 34

                              CAPTIONS

     34.1 The captions in this Lease are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope or the intent of any provision of this Lease.

                              ARTICLE 35

                         INABILITY TO PERFORM

     35.1 If, by reason of (a) strike, (b) labor troubles, (c) governmental preemption in connection with a national emergency, (d) any rule, order or regulation of any governmental agency, (e) conditions of supply or demand which are affected by war or other national, state or municipal emergency, or any other cause or (f) any cause beyond Landlord's reasonable control, Landlord is unable to perform or is delayed in performing any of its obligations under this Lease or is unable to supply or is delayed in supplying any service which Landlord is obligated to supply, then Landlord shall have no liability in connection with that inability and this Lease and Tenant's obligation to perform all of Tenant's obligations under this Lease shall in no way be affected, impaired or excused. Tenant shall similarly be excused for delay in the performance of obligations hereunder provided:

          (a) nothing contained in this Section 35.1 or elsewhere in this Lease shall be deemed to excuse or permit any delay in the payment of any sums of money required hereunder, or any delay in the cure of any default which may be cured by the payment of money;

          (b) no reliance by Tenant upon this Section 35.1 shall limit or restrict in any way Landlord's right of self-help as provided in this Lease; and

          (c) Tenant shall not be entitled to rely upon this Section 35.1 unless it shall advise Landlord in writing, of the existence of any force majeure preventing the performance of an obligation of Tenant within five (5) days after the commencement of the force majeure.

                              ARTICLE 36

                     NO REPRESENTATIONS BY LANDLORD

     36.1 Landlord and Landlord's agents have made no representations or promises with respect to the Building or Demised Premises and Tenant acknowledges that it has not relied on any representations or promises except as set forth in this Lease.

                              ARTICLE 37

                              ARBITRATION

     37.1 In any case specified in this Lease in which resort to arbitration is required, such arbitration shall be held in Connecticut in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the provisions of this Lease. The decision and award of the arbitrators shall be in writing, shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. In rendering the decision and awards, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease. Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction. Each party shall be responsible for paying all of its own costs (including legal fees and disbursements) relating to the arbitration.

                              ARTICLE 38

                             MISCELLANEOUS

     38.1 Irrespective of the place of execution or performance, this Lease shall be governed by and construed in accordance with the laws of the State of Connecticut.

     38.2 This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.

     38.3 Except as otherwise expressly provided in this Lease, each provision of this Lease to be performed by Tenant shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provisions of this Lease.

     38.4 All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

     38.5 Time shall be of the essence with respect to the exercise of any option granted under this Lease.

     38.6 Except as otherwise provided in this Lease, whenever payment of interest is required by the terms hereof, it shall be at the Interest Rate.

     38.7 Tenant shall not record this Lease, at any time. Landlord shall however, upon request, execute a Notice of Lease that complies with Section 47-19 of the Connecticut General Statutes, which Tenant may then execute and record in the Wilton Land Records. A violation of this provision shall be deemed a default under this Lease.

     38.8 If Tenant is in arrears in payment of any amount of the Total Rents, Tenant waives Tenant's right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items it sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.

     38.9 The provisions of this Lease shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and assigns, except that no assignment or subletting in violation of the provisions of Article 17 shall operate to vest any rights in any successor assignee or subtenant.

     38.10 This Lease shall not be binding upon Landlord unless and until it is signed by both parties hereto and a signed copy thereof is delivered by Landlord to Tenant.

                              ARTICLE 39

                         INTENTIONALLY OMITTED

                              ARTICLE 40

                          EXTENSIONS OF TERM

     40.1 (a) Tenant shall have the right to extend the term of this Lease for two (2) successive five (5) year terms, the first such extension term to commence on the date immediately succeeding the Expiration Date and to end on the last day of the month preceding the month in which occurs the fifth (5th) anniversary of the Expiration Date (the "First Extension Term"), and the second such extension term to commence on the day following the expiration of the First Extension Term and to end on the last day of the month in which occurs the tenth
(10th) anniversary of the Expiration Date (the "Second Extension Term") provided that:

               (i) Tenant shall give Landlord notice (hereinafter called
"First Extension Notice" and "Second Extension Notice", respectively, or an "Extension Notice") of its election to extend the term of this Lease no less than fifteen (15) months and no more than twenty-one (21) months prior to (A) the Expiration Date of the initial term of this Lease with respect to the First Extension Term; and (B) the expiration date of the First Extension Term with respect to the Second Extension Term;

               (ii) No Event of Default shall exist as of the time of the giving of the Extension Notice and the commencement date of each extension term, respectively;

               (iii) Tenant shall be in actual occupancy of seventy-five
(75%) percent of the rentable area of the Premises as of the time of the giving of the Extension Notice and on the commencement date of the First Extension Term or the Second Extension Term, as the case may be; and

               (iv) Tenant shall have no right to extend the term of this Lease for the Second Extension Term if Tenant has not elected to extend the term of this Lease for the First Extension Term in accordance with the provisions of this Article 40.

     40.2 The Annual Net Rent for the Premises for the First Extension Term and the Second Extension Term shall be an amount equal to the greater of (a) the annual fair market rental value of the Premises (the "Fair Market Rent") on the date that is fifteen (15) months prior to the commencement date of the First Extension Term or the Second Extension Term, as the case may be, and (b) the Annual Net Rent payable by Tenant on the Expiration Date or the expiration date of the First Renewal Term, as the case may be (the greater value of (a) and (b) being hereinafter referred to as the "Rental Value"). In determining the Fair Market Rent hereunder, the arbitrators shall consider all then relevant factors. Landlord shall notify Tenant of its determination of the Fair Market Rent for the Premises (each, a "Rent Notice") within thirty (30) days after receipt of an Extension Notice.

     40.3 In the event Tenant gives an Extension Notice in accordance with the provisions of Section 40.1 hereof and Tenant disagrees with the determination of Fair Market Rent set forth in the Rent Notice, Tenant shall notify Landlord of such fact in writing within fifteen (15) days after receipt of a Rent Notice, and Landlord and Tenant will, within thirty (30) days after Lessee's receipt of such Rent Notice, use reasonable efforts to mutually agree on the Fair Market Rent for the Premises. If Landlord and Tenant are unable to agree on the Fair Market Rent within such thirty (30) day period as aforesaid then either Landlord or Tenant may initiate the arbitration process provided for herein by giving notice to that effect to the other, and the party so initiating the arbitration process (such party hereinafter referred to as the "Initiating Party") shall specify in such notice the name and address of the person designated to act as an arbitrator on its behalf. Within fifteen (15) Business Days after the designation of an arbitrator, the other party (hereinafter referred to as the "Other Party") shall give notice to the Initiating Party specifying the name and address of the person designated to act as an arbitrator on its behalf. If the Other Party fails to notify the Initiating Party of the appointment of its arbitrator within the time above specified, then the determination of the arbitrator designated by the Initiating Party shall be conclusive and binding. The two arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and if, within ten (10) Business Days after the second arbitrator is appointed, the two arbitrators shall not agree, they shall together appoint a third arbitrator. In the event of their being unable to agree upon such appointment within ten (10) Business Days after the appointment of the second arbitrator, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of ten (10) Business Days. If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or organization successor thereto) in accordance with its rules then prevailing or if the American Arbitration Association (or such successor organization) shall fail to appoint said third arbitrator within ten (10) Business Days after such request is made, then either party may apply, on notice to the other, to the Superior Court for the judicial district of Stamford-Norwalk, Connecticut (or any other court having jurisdiction and exercising functions similar to those now exercised by said Court) for the appointment of such third arbitrator.

          (a) Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party, and the fees and expenses of the third arbitrator and all other expenses (not including the reasonable attorneys' fees, reasonable witness fees and similar expenses of the parties, which shall be borne separately by each of the parties) of the arbitration shall be borne by the parties equally.

          (b) Except as otherwise expressly set forth, the majority of the arbitrators shall determine the Fair Market Rent of the Premises and render a written report of their determination to both Landlord and Tenant within twenty
(20) Business Days of the appointment of the first two arbitrators or thirty
(30) days from the appointment of the third arbitrator if such third arbitrator is appointed pursuant to this Section 40.3.

          (c) Each of the arbitrators selected as herein provided shall have at least ten (10) years experience in the leasing and renting of office space in first-class office buildings or parks in Fairfield County, Connecticut.

          (d) In the event Landlord or Tenant initiates the arbitration process pursuant to this Section 40.3 and as of the commencement date of any of the Extension Terms the amount of the Fair Market Rent has not been determined, Tenant shall pay the amount that Tenant was required to pay in the month immediately preceding such commencement date until such determination has been made and when such determination has been made, it will be retroactive as of the commencement date of the applicable Extension Term and any deficiency shall be paid by Tenant to Landlord within thirty (30) days after the date of such determination with interest thereon at the Prime Rate and any overpayment shall be credited by Landlord to Tenant against the next installment(s) of Annual Net Rent and Additional Rent payable hereunder.

          (e) If Landlord notifies Tenant that the Rental Value for the First or the Second Extension Term shall be the amount set forth in clause (b) of
Section 40.2 hereof, then the provisions of Section 40.3 hereof shall be inapplicable to such Extension Term and shall have no force or effect for such Extension Term.

     40.4 Except as provided in Section 40.2 hereof, Tenant's occupancy of the Premises during the Extension Terms shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Term or the First Extension Term, as the case may be; provided, however, that Landlord shall not be required to renovate the Premises or provide any allowance therefor, and after the Second Extension Term Lessee shall have no further right to extend the term of this Lease pursuant to this Article 40.

     40.5 If Tenant does not send an Extension Notice pursuant to the provisions of Section 40.1 hereof, this Article 40 shall have no force and effect and shall be deemed deleted from this Lease.

     40.6 If this Lease is renewed for the First Extension Term or the Second Extension Term then in each instance Landlord or Tenant can request the other party hereto to execute an instrument in form for recording setting forth the exercise of Tenant's right to extend the term of this Lease and the last day of the First Extension Term or Second Extension Term, as applicable.

     40.7 If Tenant exercises its right to extend the terms of this Lease for the First Extension Term and/or the Second Extension Term pursuant to this
Article 40, the phrases "the term of this Lease" of "the term hereof" as used in this Lease, shall be construed to include, when practicable, the First Extension Term and/or the Second Extension Term, as the case may be.

                              ARTICLE 41

                       NEW PROVIDER INSTALLATIONS

     41.1 In the event the Tenant wishes at any time to utilize the services of a telephone or telecommunications provider (a "TSP") whose equipment is not then servicing the Building, no such TSP shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of the Landlord. Landlord's approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the TSP. If all of the following conditions are satisfied, Landlord shall give its approval: (a) Landlord shall incur no expense whatsoever with respect to any aspect of the TSP's provisions of its services, including without limitation, the costs of installation, materials and services; (b) prior to commencement of any work in or about the Building by the TSP, the TSP shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the TSP; (c) the TSP agrees in writing to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interest of the Building, the tenants in the Building, and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to proposed Alterations as described in this Lease, provided that any such rules and regulations are no more restrictive against Tenant than those imposed on other tenants in the Building; (d) Landlord reasonably determines that there is sufficient space in the Building for the placement of all of the TSP's equipment and materials; and
(e) all of the foregoing matters are documented in a written agreement between Landlord and the TSP, the form and content of which is reasonably satisfactory to Landlord (a "TSP Agreement").

     41.2 The following provisions shall apply to any approved TSP's activities in the Building:

          (a) Prior to installation, Landlord shall have the right to approve the type, size, height and weight of the TSP's equipment (the "Equipment"). The Equipment shall only be installed in locations approved by Landlord, which approval Landlord shall not be unreasonably withheld with respect to locations within the Demised Premises, and only in accordance with plans and specifications that have been approved by Landlord. Landlord shall not be deemed to have unreasonably withheld such consent if no adequate location within the Demised Premises is available.

          (b) Tenant or the TSP shall pay all reasonable out of pocket costs and expenses incurred by Landlord in reviewing, approving, and supervising the installation of the Equipment including, without limitation, architects', engineers' and contractors' fees and expenses, and attorneys' fees for Landlord's review and drafting of the TSP Agreement. Tenant and the TSP shall be solely responsible for the cost of installation, operation, maintenance and repair of the Equipment and Tenant or the TSP shall keep the Equipment in good condition and make all necessary or appropriate repairs and replacements thereto subject to the appropriate provisions of this Lease. Tenant or the TSP shall be responsible for obtaining any permits and licenses required to install and operate the Equipment. Landlord makes no representation or warranty that applicable Laws permit the installation or operation of the Equipment at the Building. The rights granted to the TSP shall be utilized by the TSP in a manner which will not unreasonably disturb the occupancy of the other tenants, licensees or occupants of the Building or Landlord's or any other tenant's or occupant's business operations.

          (c) Tenant agrees that the Equipment shall be of a type and frequency which will not cause interference to any other party or any equipment of any other party including, without limitation, Landlord, other tenants, licensees and occupants of the Building for communications or any other purposes; any other tenants, licensees; or occupants of the Building; or any equipment utilized in the Building. In the event that the Equipment causes or is believed to cause any such interference, upon receipt of notice from Landlord of such interference, Tenant or the TSP will take all steps necessary to correct and eliminate the interference. If the interference is not eliminated within six
(6) hours from receipt of such notice then, upon request from Landlord, Tenant or the TSP shall immediately cease using the Equipment pending resolution of the interference.

          (d) The Equipment shall only be utilized by Tenant and the TSP and only to provide services to the Premises in connection with the operation of Tenant's normal business in the Premises as more particularly described in this Lease. The Equipment shall not be utilized for any other purpose or to provide any services to any other tenants of or space in the Building or to any other locations other than the Building. The TSP may not market or provide services to other tenants of the Building.

          (e) Tenant or the TSP shall, at Tenant's or the TSP's sole cost and expense and subject to the provisions of Section 4.1 hereof, obtain any electricity necessary and sufficient to allow the TSP to utilize the Equipment directly from the utility company furnishing electricity to the Building or, if electricity to the Demised Premises is separately metered, through Tenant's meter for the Demised Premises, if feasible. Upon prior notice, Landlord shall promptly provide Tenant and the TSP access to the Equipment, accompanied by a representative of Landlord, if Landlord shall so desire, during normal business hours and during non-business hours if an emergency arises. The TSP shall agree to hold Landlord, and its officers, directors, employees and agents harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees) arising directly out of any act or omission at the Building by the TSP or the TSP's employees or agents. The TSP shall agree, at its sole costs and expense to carry public liability insurance, naming Landlord and any mortgagee of the Building as additional insureds. The amount of such insurance for bodily injury and property damage liability shall not be less than a combined single limits of five million and 00/100 dollars ($5,000,000.00) for each occurrence and a ten million and 00/100 ($10,000,000.00) aggregate limit. The TSP shall agree to deliver to Landlord evidence of such insurance prior to obtaining access to the Building. Landlord shall be entitled to withhold access to the Building from the TSP until such evidence is delivered to Landlord.

          (f) Tenant's and the TSP's use of the Equipment and the Equipment Space shall be subject and subordinate to all of the provisions to this Lease except as expressly modified by the terms and provisions of this Article 41 and the TSP Agreement.

          (g) Landlord shall have the right to cause the TSP to relocate the Equipment from the point of installation to another area on the roof of the Building, provided that Landlord shall reimburse the TSP for the reasonable out-of-pocket costs of such relocation within thirty (30) days after billing and the relocation shall not have a material adverse impact on the use and operation of, or the service provided by, the Equipment.

          (h) In the event that either Tenant or the TSP, with or without the knowledge of Tenant, shall default under this Article 41 or the TSP Agreement, Landlord shall have the right to terminate Tenant's rights under this Article 41 and the TSP's rights under the applicable TSP Agreement by serving a three (3) days' notice of termination upon Tenant, and may require the TSP to immediately cease use of and remove the Equipment and/or may avail itself of any and all remedies provided by the TSP Agreement or at law. Upon the termination of a TSP Agreement or upon the expiration or other termination of this Lease, if requested by Landlord, Tenant or the TSP shall remove the Equipment from the Building and repair all damage caused thereby and otherwise restore the Building to the condition existing prior to such installation in a good and workable manner at Tenant's or the TSP's sole cost sand expense and Tenant and TSP shall have no further rights hereunder or under the TSP Agreement. In the event that Tenant fails to remove such Equipment within fifteen (15) days of Landlord's request thereof, Landlord shall have the right to remove such Equipment and Tenant or the TSP shall jointly and severally be responsible to reimburse Landlord for the cost of such removal, as Additional Rent with respect to Tenant.

                              ARTICLE 42

                        RIGHT OF FIRST REFUSAL

     42.1 Provided that this Lease is in full force and effect and Tenant is not in default hereunder, then Tenant shall have a one-time right of first refusal with regard to the lease of any space on the third floor of the Building. In the event that Landlord receives an offer for the lease of any of such space that Landlord intends to accept, Landlord shall so notify Tenant, which notice shall set forth all of the material terms and conditions of such offer. Tenant shall have a period of five (5) days after receipt of Landlord's notice in which to notify Landlord that it has elected to lease the space in question. If Tenant so notifies Landlord, then Landlord and Tenant shall promptly thereafter enter into a lease for such space, which lease shall reflect the terms and conditions contained in Landlord's notice, and shall otherwise be consistent with this Lease. If Tenant fails to so notify Landlord within said five (5) day period, time being of the essence, then Tenant shall have no further rights, with respect to the space in question, under this Article 42.

                              ARTICLE 43

                               SIGNAGE

     43.1 Tenant shall be listed on the Building directory in the Building lobby on a non-discriminatory, pro-rata basis with other tenants of the Building and shall be listed on directional signage outside of the Building in accordance with Landlord's signage program. In addition, Tenant shall be listed on all signage by the elevators in accordance with Landlord's signage program. Landlord will also provide reasonable directional signage in the north wing of the Building to direct Tenant's visitors to enter the Demised Premises through the north wing.

     43.2 Landlord agrees that as long as this Lease is in full force and effect and no Event of Default exists, then Landlord will not name the Building for any entity other than Louis Dreyfus Corporation.

                              ARTICLE 44

                            REPRESENTATIONS

     44.1 Landlord represents that, to the best of Landlord's knowledge, there are no hazardous waste conditions involving the Land or Building that violate any Laws applicable thereto or that require remediation under any Law applicable thereto.

                              ARTICLE 45

                        SATELLITE DISH PROVISIONS

     45.1 Satellite Dishes. So long as this Lease remains in effect, Tenant shall be entitled to install, operate and maintain on the roof of the Building, at Tenant's cost, up to four (4) satellite or microwave dishes (the "Dishes"), subject to the terms and conditions of this Article 45. Any Dishes installed by Tenant on the roof of the Building may only be used by Tenant for the purpose of communications among Tenant's offices or with Tenant's customers, suppliers and other parties with whom Tenant conducts business (provided that in no event shall Tenant utilize the Dishes to provide any services to any other tenants of the Building, or to any other third parties) and no third party provider may install any Dishes on the roof of the Building as a result of this Article 45 unless such third party provider and Landlord execute a separate agreement permitting the same.

     45.2 Intentionally Omitted.

     45.3 Utility and Other Charges. Tenant shall pay for all utilities consumed to install, maintain, operate and remove the Dishes and associated equipment, together with the cost of any engineers or consultants employed by Landlord to review or monitor same, all as determined by Landlord, to the extent not separately metered. Tenant shall be responsible for all costs associated with such metering and electrical consumption of the Dishes and associated equipment, including, but not limited to the cost of installing, maintaining, repairing and reading the metering devices and subpanels. Tenant shall pay all taxes or other charges attributable to the Dishes, including, without limitation, any increase in the Building's real property tax that are directly attributable to Tenant's Dishes.

     45.4 Installation of the Dishes. Prior to the installation of the Dishes, Landlord shall have the right to approve the type, size, height, weight and location of the Dishes and the manner and method of installation and removal of the Dishes and related equipment, including that any penetration of the roof membrane of the Building is done in a manner that is acceptable to Landlord and does not compromise Landlord's roof warranty. If Landlord elects to hire structural, mechanical, roofing and/or other engineers or consultants to review such plans and specifications, Tenant shall reimburse Landlord for the reasonable costs thereof within thirty (30) days after demand from Landlord. All installations by Tenants under this Article 45 shall be subject to such reasonable rules, regulations and requirements as Landlord shall implement from time to time. Landlord hereby approves one (1) Dish of not more than 2.4 meters in diameter and three (3) Dishes of not more than 1.8 meters in diameter each.

     45.5 Governmental Approvals. Prior to the installation of the Dishes and related equipment, Tenant shall secure and shall at all times thereafter maintain all required approvals and permits of the Federal Communications Commission and all other government authorities having jurisdiction over the Dishes, the Building and/or Tenant's business, including its communications, operations and facilities. Tenant shall at all times comply with all Laws relating to the installation, maintenance, height, location, use, operations, and removal of the Dishes and related equipment and shall fully indemnify Landlord against any loss, cost, or expense which may be sustained or incurred by it as a result of the installation, maintenance, operation, or removal of the Dishes and equipment, except to the extent caused by the gross negligence or willful misconduct of Landlord's agents, employees or contractors. Landlord makes no representation that applicable Laws permit the installation or operation of the Dishes at the Building.

     45.6 Access to the Roof and Building. Tenant and Tenant's agents, employees and contractors shall have the right, to be exercised as herein set forth, to enter upon the roof of the Building for the sole purpose of gaining access to the Tenant's installations. In addition, Tenant shall have the right, to be exercised as herein set forth, to install such equipment conduits, cables and materials (hereinafter called "the connecting equipment") in shafts, ducts, conduits, chases, utility closets and other facilities of the Building as designated by Landlord as is reasonably necessary to connect the Dishes to Tenant's other machinery and equipment in other parts of the Building, subject to the requirements of the Laws and subject to the connecting equipment not over-burdening such shafts, ducts, conduits, chases, utility closets and other facilities. Tenant shall have the further right of access to the areas where such connecting equipment is located for the purposes of maintaining, repairing, testing and replacing the connecting equipment; provided, however, Tenant shall notify Landlord each time Tenant requires such access, and provided further that such access and installations do not cause damage to or interfere with the operation or maintenance of any part of the Building or with any other tenant's operation.

     45.7 Notice. Anything herein to the contrary notwithstanding, Tenant shall notify Landlord each time

Tenant desires to enter upon the roof of the Building or the areas outside the Demised Premises where Tenant's related equipment is located, and Tenant shall enter upon the roof only at such times, in such manner and under such circumstances as shall not cause damage or endangerment of life or limb and only when accompanied by a representative of Landlord. Tenant shall reimburse Landlord with 15 days after receipt of Landlord's invoice thereof, along with bills therefor for the cost or repairs of any damage to the Building directly or indirectly caused by Tenant's installations or the operations, maintenance or removal thereof.

     45.8 Maintenance of Dishes and Equipment. Tenant, at its expense, shall be solely responsible for and shall maintain the Dishes and related equipment in a safe, structurally sound, clean and sightly condition and shall indemnify and save harmless Landlord against all liens and claims of mechanics and materialmen furnishing labor and materials in the construction and maintenance of same, except to the extent caused by Landlord's negligence or willful misconduct.

     45.9 Indemnity; Insurance. Tenant agrees to defend, indemnify and save harmless Landlord and to assume all liability for death or injury to any persons and all liability for loss, damage or injury to any property incurred or sustained by Tenant arising from, growing out of or resulting from or in connection with Tenant's installation of the Dishes or Tenant's use of the roof of the Building or any other areas in the Building where Tenant's related equipment is located, including costs, attorney's fees and other expenses incurred by Landlord in defending any such claim, except to the extent caused by Landlord's negligence or willful misconduct. All of Tenant's insurance obligations under Article 15 hereof shall apply to the Dishes and Tenant's use of the roof and Building under this Article 45.

     45.10 Waiver and Release. Tenant hereby waives and releases all claims against Landlord its officers, directors, agents, employees and servants, and agrees that they shall not be liable for injury to person or damage to property sustained by Tenant or by an occupant of the Building or any other person occurring in or about the Building resulting directly or indirectly from any existing or future condition, defect, matter or thing in the Building or any part of it or from equipment or appurtenance becoming out of repair, or from any occurrence, act, or from the negligence or omission of any tenant or occupant of the Building or of any other person, except to the extent that the same is caused by the negligence of Landlord (but subject to Section 15.9(c) hereof).

     45.11 Non-Exclusive Rights. The rights of Tenant hereunder shall not be deemed to give to Tenant the exclusive right to use the roof of the Building and shall not preclude Landlord from granting the right to use the roof of the Building to others. The rights of Tenant hereunder shall be exercised without causing interference with the activities being carried on by others with the same or similar rights. Tenant shall not change or materially alter the Dishes or related equipment agreed to herein without the prior written consent of Landlord. Tenant agrees to use Tenant's Dishes in a manner so as not to unreasonably interfere with Landlord's existing equipment or any existing equipment of any existing tenant.

     45.12 Relocation of Dishes. Landlord shall have the right to cause Tenant to relocate the Dishes from the point of installation to another area on the roof of the Building, provided that Landlord shall reimburse Tenant for the reasonable out-of-pocket costs of such relocation within thirty (30) days after billing and the relocation shall not have a material adverse impact on Tenant's use and operation of the relocated Dishes.

     45.13 Removal. Any equipment installed by Tenant pursuant to this Article 45 shall remain Tenant's property at the termination of this Lease, at which time the Dishes and the related equipment installed under the terms of this
Article 45 shall be removed by Tenant, at Tenant's sole cost and expense, and Tenant shall restore the roof and the Building to as good condition as existed immediately prior to installation of the Dishes and related equipment.

                              ARTICLE 46

                              EXPANSION

     46.1 Provided that this Lease is in full force and effect and Tenant is not in default hereunder, Tenant shall have the right, by written notice to Landlord on or before October 20, 2000, time being of the essence, to lease all or a portion of the third floor of the Building that is not presently covered by this Lease or leased to John W. Henry and Company, Inc. (such balance of the third floor being shown on Schedule B attached hereto as "Expansion Area"), on the following terms and conditions:

          (a) Tenant's exercise notice must specify the portion of the Expansion Area that Tenant wishes to lease. If Tenant wishes to lease less than all of the Expansion Area, then the portion thereof that Tenant does not lease must be at least 10,000 square feet. If Tenant elects to lease less than all of the Expansion Area, then Landlord shall designate the precise location and configuration of the portion of the Expansion Area that Tenant will lease, so that the portion of the Expansion Area that Tenant does not lease will be a marketable space, taking into consideration, among other things, the size, configuration and access thereto.

          (b) The portion of the Expansion Area that Tenant elects to lease under this Article 46 shall be hereinafter referred to as the "Expansion Space". The Expansion Space shall be part of the Demised Premises for all purposes hereunder as of Tenant's election to lease the same and Landlord's designation of the location and configuration of the same, and, as of such date, the Rentable Area of the Demised Premises shall be increased to include the Rentable Area of the Expansion Space and Landlord and Tenant shall promptly execute an amendment to this Lease to reflect the inclusion of the Expansion Space into the Demised Premises.

                              ARTICLE 47

                          RISERS AND CONDUITS

     47.1 Tenant shall have the right, at its sole cost, to install, during the performance of the Tenant Improvements, four (4) conduits of four (4) inches each for data and telecommunications, from the point of entry of such data and telecommunications lines into the Building to the Demised Premises, and three
(3) conduits for two and one half (2 1/2) inch risers from the Demised Premises to the roof of the Building. All such conduits and risers shall be in locations designated by Landlord, and Tenant shall be responsible for all costs of installing such conduits and risers. No such conduits or risers shall involve any penetration of the roof membrane of the Building except in a manner acceptable to Landlord and in a manner that does not compromise Landlord's roof warranty.

     47.2 The conduit and riser space provided under Section 47.1 above shall constitute all of the conduit and riser space that Tenant shall be entitled to under this Lease notwithstanding any mention of conduit or riser rights under other Articles of this Lease, provided that if Tenant requires additional conduits or risers, Landlord shall permit the same, at Tenant's sole cost, as long as there is room in the Building for the same, as determined by Landlord in its good faith discretion, provided that Landlord may require that Tenant remove any such additional conduits or risers, and restore the affected areas of the Building, at Tenant's cost at the expiration or sooner termination of this Lease.

                              ARTICLE 48

                          EMERGENCY GENERATOR

     48.1 Subject to Tenant complying with Article 12 hereof (including without limitation, Landlord's right to approve the plans and specifications for Tenant's generator), Tenant shall have the right, at its cost, to install an emergency generator at the Building, in a location designated by Landlord. Tenant shall, at its sole cost, be responsible for maintaining and repairing such generator and removing such generator and restoring the affected portions of the Building to their condition prior to installation thereof, at the expiration or sooner termination of this Lease. The provisions of Section 15.5 of this Lease shall apply to such generator and Tenant's operation and maintenance thereof. In the event that the generator is located on the roof of the Building, then Tenant shall be responsible for any damage caused by any leakage that results from any roof penetrations made by Tenant in connection with the generator, and shall take such measures as are necessary to prevent any vibrations or noise from the generator from being perceptible from within the Building.

     IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

                         20 WESTPORT HOLDINGS L.L.C., Landlord


_________________________    By:________________________________________________

                                PANAMSAT CORPORATION, Tenant


_________________________


_________________________    By:________________________________________________
                                James W. Cuminale
                                Its Executive Vice President and General Counsel


_________________________    By:________________________________________________
                                Michael J. Inglese
                                Its Senior Vice President and CFO

Tenant's Federal Tax Identification Number is________________________

STATE OF CONNECTICUT )
                     )  ss:
COUNTY OF            )

     Personally appeared the said __________________ of said 20 Westport Holdings L.L.C., signer and sealer of the foregoing instrument, and acknowledged the same to be his/her free act and deed and the free act and deed of said 20 Westport Holdings L.L.C., before me.


                                _________________________________
                                Notary Public
                                My Commission Expires:

STATE OF CONNECTICUT )
                     )  ss:
COUNTY OF            )

     Personally appeared the said James W. Cuminale, Executive Vice President and General Counsel of said PANAMSAT CORPORATION, signer and sealer of the foregoing instrument, and acknowledged the same to be his/her free act and deed and the free act and deed of said PANAMSAT CORPORATION, before me.


                                _________________________________
                                Notary Public
                                My Commission Expires:

STATE OF CONNECTICUT )
                     )  ss:
COUNTY OF            )

     Personally appeared the said Michael J. Inglese, Senior Vice President and CFO of said PANAMSAT CORPORATION, signer and sealer of the foregoing instrument, and acknowledged the same to be his/her free act and deed and the free act and deed of said PANAMSAT CORPORATION, before me.


                                _________________________________
                                Notary Public
                                My Commission Expires:

                             SCHEDULE A-1

Parcel 1 as shown on the map referred to on Schedule A-2.

                             SCHEDULE A-2

     Map of Property Prepared for 10 Westport Holdings at Wilton, Connecticut, Scale 1" = 100' dated July 10, 1991 prepared by Roland J. Gardner, Land Surveyor, Wilton, Conn., certified substantially correct by Rolland H. Gardner, Conn. Re. No. 5179, which map is on file in the office of the Clerk of the Town of Wilton as Map #4719.


                                 1